UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Onstream Media Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Onstream Media Corporation

1291 SW 29TH AVENUE

 POMPANO BEACH, FL 33069

Telephone: (954) 917-6655

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held January ____, 2017

The Special Meeting of Shareholders (the “Special Meeting”) of Onstream Media Corporation, a Florida corporation (the “Company”), will be held at 10:00 a.m., Eastern Time, on January _____, 2017, at the Company’s office located at 1291 SW 29th Avenue, Pompano Beach, FL 33069.  We will consider and act on the following items of business at the Special Meeting:

(1)

Approval of the Agreement and Plan of Merger (the “Plan of Merger”) between the Company and its wholly-owned Delaware subsidiary, Onstream Media Corporation (“Onstream Delaware”), pursuant to which the Company will merge with and into Onstream Delaware for the sole purpose of changing the Company’s state of domicile, including the approval of the Certificate of Incorporation of Onstream Delaware.

(2)

If Proposal 1 is approved, to approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation, whereby the Company will effect a 1 for 10,000 reverse stock split (the “Reverse Stock Split”) such that (i) each 10,000 shares of common stock held by a shareholder immediately before the Reverse Stock Split will be cancelled and replaced by one share of common stock and (ii) shareholders owning of record fewer than 10,000 shares of common stock immediately before the Reverse Stock Split, other than the shares cancelled per item (i), will have such shares cancelled and will receive the right to receive $0.20, plus a Contingent Right, for each such share of common stock held immediately prior to the Reverse Stock Split.

(3)	Such other business as may properly come before the Special Meeting.

Proposal 2 will only be presented to the meeting if Proposal 1 is approved.

Shareholders are referred to the Proxy Statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board of Directors recommends a vote FOR Proposal 1; if Proposal 1 is approved, FOR Proposal 2.

The Board of Directors has fixed the close of business on November 22, 2016 as the record date (the “Record Date”). Only holders of record of shares of our common stock on such date are entitled to receive notice of the Special Meeting and to vote at the Special Meeting or at any postponement(s) or adjournment(s) of the Special Meeting. A complete list of registered shareholders entitled to vote at the Special Meeting will be available for inspection at the office of the Company during regular business hours for the 10 calendar days prior to and during the Special Meeting.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Special Meeting or any postponement or adjournment of the Special Meeting in person, we request that you vote by telephone or if you requested to receive printed proxy materials, complete, sign and mail your proxy card to ensure that your shares will be represented at the Special Meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive notice of the Special Meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Special Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.

By Order of the Board of Directors,

/s/ Randy S. Selman

Randy S. Selman
Chief Executive Officer
__________, 2016

Table of Contents

ABOUT THE SPECIAL MEETING	6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	11

PROPOSAL 1: APPROVAL OF THE REINCORPORATION PROPOSAL	14

PROPOSAL 2: APPROVAL OF THE REVERSE STOCK SPLIT	28

FINANCIAL INFORMATION	47

DIRECTORS AND EXECUTIVE OFFICERS	58

MARKET INFORMATION FOR COMPANY; DIVIDENDS	73

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS	75

WHERE YOU CAN FIND MORE INFORMATION	75

DOCUMENTS INCORPORATED BY REFERENCE	75

Appendix A: Form of Agreement and Plan of Merger	A-1

Appendix B: Certificate of Incorporation of Onstream Media Corporation (Delaware)	B-1

Appendix C: By-Laws of Onstream Media Corporation (Delaware)	C-1

Appendix D: FBCA 607.1301 through 607.1333	D-1

Appendix E: Amendment to Certificate of Incorporation for Reverse Stock Split (Delaware)	E-1

Appendix F: Opinion of Cassel Salpeter & Co., LLC	F-1

Onstream Media Corporation

1291 SW 29TH AVENUE

 POMPANO BEACH, FL 33069

Telephone: (954) 917-6655

PRELIMINARY PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

To Be Held January _____, 2017

Unless the context otherwise requires, references in this Proxy Statement to “we,” “us,” “our,” the “Company,” or “Onstream” refer to Onstream Media Corporation, a Florida corporation, and its direct and indirect subsidiaries. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of our voting securities, which consist of our common stock, par value $0.0001 per share.

The accompanying proxy is solicited by the Board of Directors on behalf of Onstream Media Corporation, a Florida corporation, to be voted at the Special meeting of shareholders of the Company (the “Special Meeting”) to be held on January _____, 2017, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Special Meeting. This Proxy Statement and accompanying form of proxy are expected to be first sent or given to shareholders on or about ____________, 2016.

The executive offices of the Company are located at, and the mailing address of the Company is, 1291 SW 29th Avenue, Pompano Beach, FL  33069.

ABOUT THE SPECIAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker or nominee in order to vote your shares in person at the Special Meeting.

What is a proxy statement?

A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

What is the purpose of the Special Meeting?

At our Special Meeting, shareholders will act upon the matters outlined in the Notice, including the following:

(1)

Approval of the Agreement and Plan of Merger (the “Plan of Merger”) between the Company and its wholly-owned Delaware subsidiary, Onstream Media Corporation (“Onstream Delaware”), pursuant to which the Company will merge with and into Onstream Delaware for the sole purpose of changing the Company’s state of domicile, including the approval of the Certificate of Incorporation of Onstream Delaware.

(2)

If Proposal 1 is approved, to approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation, whereby the Company will effect a 1 for 10,000 reverse stock split (the “Reverse Stock Split”) such that shareholders owning of record fewer than 10,000 shares of common stock immediately before the Reverse Stock Split will have such shares cancelled and the right to receive $0.20 plus a Contingent Right for each share of common stock held of record prior to the Reverse Stock Split.

(3)	Such other business as may properly come before the Special Meeting.

Proposal 2 will only be presented to the meeting if Proposal 1 is approved.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we may send only one Notice or Proxy Statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate Notice or Proxy Statement in the future, he or she may contact Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, FL 33069 Attn: Secretary or call (954) 917-6655. Eligible shareholders of record receiving multiple copies of our Notice or Proxy Statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the Notice or Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of the Notice or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a Notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the Notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date to determine the shareholders entitled to notice of and to vote at the Special Meeting is the close of business on November 22, 2016 (the “Record Date”). The Record Date was established by the Board of Directors as required by Florida law. On the Record Date, 23,786,563 shares of common stock were issued and outstanding.

Who is entitled to vote at the Special Meeting?

Holders of common stock at the close of business on the Record Date may vote at the Special Meeting.

What are the voting rights of the shareholders?

Each holder of common stock is entitled to one vote per share of common stock on all matters to be acted upon at the Special Meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Special Meeting, the holders of a majority of the shares represented, and who would be entitled to vote at the Special Meeting if a quorum were present, may adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with our stock transfer agent, you are considered the shareholder of record with respect to those shares. The Proxy Statement and proxy card have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” A notice or Proxy Statement and voting instruction card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker does not have discretionary authority to vote your shares with respect to the proposal to approve the Plan of Merger to effect the reincorporation of the Company from the State of Florida to the State of Delaware (Proposal 1) or the proposal to amend the Certificate of Incorporation to provide for the Reverse Stock Split (Proposal 2), in the absence of specific instructions from you.

How do I vote my shares?

Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker or other intermediary). There are three convenient ways of submitting your vote:

•

By Telephone - All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, using the procedures and instructions described on the proxy card. “Street name” holders may vote by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the proxy materials. The telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been recorded properly.

•

In Person - All record holders may vote in person at the Special Meeting. “Street name” holders may vote in person at the Special Meeting if their bank, broker or other nominee has furnished a legal proxy. If you are a “street name” holder and would like to vote your shares by proxy, you will need to ask your bank, broker or other nominee to furnish you with a nominee issued proxy. You will need to bring the nominee issued proxy with you to the Special Meeting and hand it in with a signed ballot that will be provided to you at the Special Meeting. You will not be able to vote your shares without a nominee issued proxy. Note that a broker letter that identifies you as a shareholder is not the same as a nominee issued proxy.

•

By Written Proxy - All record holders can vote by written proxy card, if they have printed proxy materials. If you are a “street name” holder and you will receive a written proxy card and a voting instruction card from your bank, broker or other nominee.

The Board of Directors has appointed Randy S. Selman, president and chief executive officer, and Eric Jacobs, secretary, to serve as the proxies for the Special Meeting.

If you complete all of the proxy card except one or more of the voting instructions, then the designated proxies will vote your shares as to which you provide no voting instructions in the manner described under “What if I do not specify how I want my shares voted?” below. We do not anticipate that any other matters will come before the Special Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” and complete the voting instruction card provided by your broker or other intermediary except with respect to one or more of the voting instructions, then your broker may be unable to vote your shares with respect to the proposal as to which you provide no voting instructions. See “What is a broker non-vote?” above.

Even if you currently plan to attend the Special Meeting, we recommend that you return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.

Who counts the votes?

All votes will be tabulated by the inspector of election appointed for the Special Meeting. Each proposal will be tabulated separately.

What are my choices when voting?

With respect to the proposal to approve the Plan of Merger to effect the reincorporation of the Company from the State of Florida to the State of Delaware (Proposal 1) and the proposal to approve the Reverse Stock Split (Proposal 2), shareholders may vote for one or both of the proposals, against one or both of the proposals, or may abstain from voting on one or both of the proposals.

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1— FOR the approval of the Plan of Merger to effect the reincorporation of the Company from the State of Florida to the State of Delaware.

Proposal 2— If Proposal 1 is approved, FOR the Reverse Stock Split.

Proposal 2 will only be presented to the meeting if Proposal 1 is approved.  The Board of Directors by unanimous vote has determined that Proposal 2 is fair end in the best interests of the Company and its shareholders.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

Proposal 1— FOR the approval of the Plan of Merger to effect the reincorporation of the Company from the State of Florida to the State of Delaware.

Proposal 2— If Proposal 1 is approved, FOR the Reverse Stock Split.

If you are a street name holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be unable to vote those shares. See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy at any time by any of the following means:

•

Attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Special Meeting to revoke your proxy.

•	Voting again by telephone (only your latest telephone vote submitted prior to the Special Meeting will be counted).

•	If you requested and received written proxy materials, completing and submitting a new valid proxy bearing a later date.

•	Giving written notice of revocation to the Company addressed to secretary, at the Company’s address above, which notice must be received before 9:00 am, Eastern Time, on ____________, 2017.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

What percentage of the vote is required to approve each proposal?

Approval of the Plan of Merger and reincorporation (Proposal 1) will require the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on such proposal at the Special Meeting.

Approval of the Reverse Stock Split (Proposal 2) will require the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on such proposal at the Special Meeting.

How are abstentions and broker non-votes treated?

Abstentions are included in the determination of the number of shares present at the Special Meeting for determining a quorum at the meeting. Abstentions will have the effect of a vote against Proposals 1 and 2 because such proposals require an affirmative vote by a certain percentage of the shares outstanding and entitled to vote.

Broker non-votes are included in the determination of the number of shares present at the Special Meeting for determining a quorum at the meeting. Broker non-votes will have the effect of a vote against Proposals 1 and 2 because such proposals require an affirmative vote by a certain percentage of the shares outstanding and entitled to vote.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Special Meeting?

Yes.  Our shareholders have appraisal rights with respect to the matters to be voted on Proposal 1 at the Special Meeting. See Appendix D.

What is the nature of the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy and we will pay all of the costs of asking for shareholder proxies, including legal and other professional fees as well as printing and mailing costs. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, fax, e-mail or through personal contact. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Are there any other matters to be acted upon at the Special Meeting?

Management does not intend to present any business at the Special Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to in this Proxy Statement. If you have any questions, or need additional material, please feel free to contact Joanne Tepper by email at jtepper@onsm.com or phone at (954) 917-6655.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table contains information regarding beneficial ownership of our common stock as of November 22, 2016 held by:

•	persons who own beneficially more than 5% of our outstanding common stock,

•	our directors;

•	named executive officers; and

•	all of our directors and officers as a group.

Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.  A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from November 22, 2016 upon exercise of options, warrants, convertible securities or other rights to receive our common shares. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants, convertible securities or other rights to receive our common shares that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised. All information is based upon a record list of stockholders received from our transfer agent as of November 22, 2016. At that date, approximately 58% of our outstanding shares were held by CEDE & Co., which is accounted for as a single shareholder of record for multiple beneficial owners. CEDE & Co. is a nominee of the Depository Trust Company (DTC), with respect to securities deposited by participants with DTC, e.g., mutual funds, brokerage firms, banks, and other financial organizations.  Although complete ownership information with respect to shares held by CEDE & Co. is not available to us, we did obtain certain information from DTC with respect to shares held by non-objecting beneficial owners (NOBO), representing approximately 58% of the shares held by CEDE and which we used in preparation of the following table. For purposes of calculating beneficial ownership percentages in the following table, the number of total outstanding shares used as the denominator includes an aggregate of 3.125 million fully restricted common shares issued and or issuable to the named executive officers, but because of the nature of the restrictions those 3.125 million shares are not considered beneficially owned by those executives for purposes of the table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Number	Beneficially Owned Percentage

Randy S. Selman (1)	1,660	-%
Alan M. Saperstein (2)	1,973	-%
Clifford Friedland (3)	123,906	0.5%
David Glassman (4)	123,878	0.5%
Robert E. Tomlinson (5)	-	-%
Carl L. Silva	-	-%
Leon Nowalsky	-	-%
Robert D. (“RD”) Whitney	-	-%

All Directors and Officers as a Group (8 persons) (6)	251,417	1.1%
Jeffrey Miller (7)	1,571,771	6.6%
Mark Burnett (8)	1,924,954	8.0%

(1)

Includes 1,660 shares of our common stock presently outstanding. Excludes 678,000 common shares issued and outstanding, as well as 50,000 common shares earned but not issued as of November 22, 2016, but subject to restriction on the ability of Mr. Selman to access or transact in any way until such restrictions are lifted. See footnote 12 to the table in Executive Compensation for a full description of these restrictions and the conditions under which the restrictions could be lifted as well as how such shares would be voted prior to the lifting of those restrictions. Also excludes 340,000 common shares authorized for issuance by the Board effective January 22, 2013 in consideration of unpaid salary and other unpaid amounts, but not yet issued due to certain administrative and documentation requirements. See footnote 11 to the table in Executive Compensation for additional details. Also excludes 312,500 common shares Mr. Selman has the right/obligation to purchase from an independent third party and which have been partially paid for as of November 22, 2016 but none of these shares will be transferred to Mr. Selman until the full payment for all of the shares has been made.

(2)

Includes 1,973 shares of our common stock presently outstanding. Excludes 671,000 common shares issued and outstanding, as well as 50,000 common shares earned but not issued as of November 22, 2016, but subject to restriction on the ability of Mr. Saperstein to access or transact in any way until such restrictions are lifted. See footnote 12 to the table in Executive Compensation for a full description of these restrictions and the conditions under which the restrictions could be lifted as well as how such shares would be voted prior to the lifting of those restrictions. Also excludes 340,000 common shares authorized for issuance by the Board effective January 22, 2013 in consideration of unpaid salary and other unpaid amounts, but not yet issued due to certain administrative and documentation requirements. See footnote 11 to the table in Executive Compensation for additional details. Also excludes 312,500 common shares Mr. Saperstein has the right/obligation to purchase from an independent third party and which have been partially paid for as of November 22, 2016 but none of these shares will be transferred to Mr. Saperstein until the full payment for all of the shares has been made.

(3)

Includes 74,538 shares of our common stock presently outstanding, 24,684 shares of our common stock held by Titan Trust and 24,684 shares of our common stock held by Dorado Trust. Excludes 521,000 common shares issued and outstanding, as well as 50,000 common shares earned but not issued as of November 22, 2016, but subject to restriction on the ability of Mr. Friedland to access or transact in any way until such restrictions are lifted. See footnote 12 to the table in Executive Compensation for a full description of these restrictions and the conditions under which the restrictions could be lifted as well as how such shares would be voted prior to the lifting of those restrictions. Also excludes 340,000 common shares authorized for issuance by the Board effective January 22, 2013 in consideration of unpaid salary and other unpaid amounts, but not yet issued due to certain administrative and documentation requirements. See footnote 11 to the table in Executive Compensation for additional details. Also excludes 312,500 common shares Mr. Friedland has the right/obligation to purchase from an independent third party and which have been partially paid for as of November 22, 2016 but none of these shares will be transferred to Mr. Friedland until the full payment for all of the shares has been made. Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust and exercises sole voting and dispositive powers over these shares.

(4)

Includes 74,510 shares of our common stock presently outstanding, 24,684 shares of our common stock held by JMI Trust and 24,684 shares of our common stock held by Europa Trust. Excludes 521,000 common shares issued and outstanding, as well as 50,000 common shares earned but not issued as of November 22, 2016, but subject to restriction on the ability of Mr. Glassman to access or transact in any way until such restrictions are lifted. See footnote 12 to the table in Executive Compensation for a full description of these restrictions and the conditions under which the restrictions could be lifted as well as how such shares would be voted prior to the lifting of those restrictions. Also excludes 340,000 common shares authorized for issuance by the Board effective January 22, 2013 in consideration of unpaid salary and other unpaid amounts, but not yet issued due to certain administrative and documentation requirements. See footnote 11 to the table in Executive Compensation for additional details. Also excludes 312,500 common shares Mr. Glassman has the right/obligation to purchase from an independent third party and which have been partially paid for as of November 22, 2016 but none of these shares will be transferred to Mr. Glassman until the full payment for all of the shares has been made. Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust and exercises sole voting and dispositive powers over these shares.

(5)

Excludes 484,000 common shares issued and outstanding, as well as 50,000 common shares earned but not issued as of November 22, 2016, but subject to restriction on the ability of Mr. Tomlinson to access or transact in any way until such restrictions are lifted. See footnote 12 to the table in Executive Compensation for a full description of these restrictions and the conditions under which the restrictions could be lifted as well as how such shares would be voted prior to the lifting of those restrictions. Also excludes 340,000 common shares authorized for issuance by the Board effective January 22, 2013 in consideration of unpaid salary and other unpaid amounts, but not yet issued due to certain administrative and documentation requirements. See footnote 11 to the table in Executive Compensation for additional details. Also excludes 41,073 restricted common shares that may not be transacted by Mr. Tomlinson for any reason whatsoever prior to Board approval, which has not been granted.

(6)	See footnotes (1) through (5) above.

(7) (8)

Includes 828,200 shares of our common stock presently outstanding and 743,571 shares of our common stock held by 4J Consulting Corp. Mr. Miller is the control person and beneficial owner of 4J Consulting Corp and exercises sole voting and dispositive powers over these shares.

Includes 80,000 shares of our common stock presently outstanding, 1,444,954 shares of our common stock held by Fuse Capital LLC (“Fuse”) and 400,000 shares of our common stock that would be issuable upon the conversion of the $200,000 convertible portion of notes payable to Fuse in the aggregate principal amount of $240,000 (the “Fuse Notes”), at a rate of $0.50 per share. Mr. Burnett is the control person and beneficial owner of Fuse Capital LLC and exercises sole voting and dispositive powers over these shares.

The entities Sigma Opportunity Fund II, LLC (“Sigma”) and Sigma Capital Advisors, LLC (“Sigma Capital”) had no beneficial ownership of our common shares as of November 22, 2016. However, as of November 22, 2016 we were indebted for a note payable to Sigma in the principal amount of $600,000 (the “Sigma Note”) with a maturity date of December 31, 2016. Sigma has the right to convert the Sigma Note to common stock at a rate of $0.30 per share, which right Sigma may exercise only upon (i) the sale of all or substantially all of our business, assets or capital stock or (ii) our default on the Sigma Note. An amendment to the Sigma Note effective December 16, 2016, provides that Sigma will not be entitled to exercise any such conversion rights until after January 23, 2017. Based on these limitations on conversion, the 2.0 million shares that would be issuable upon conversion of the Sigma Note are not considered to be beneficially owned by Sigma as of November 22, 2016. Sigma Capital serves as the managing member of Sigma. Mr. Thom Waye is the sole member of Sigma Capital Partners, LLC, which in turn is the sole member of Sigma Capital, and as a result Mr. Waye, representing Sigma Capital Partners, LLC, is the control person and beneficial owner of Sigma and Sigma Capital and would exercise sole voting and dispositive powers over any shares issued upon conversion of the Sigma Note.  In the event these 2.0 million shares were issued or considered issuable as of November 22, 2016, they would represent approximately 7.7% beneficial ownership, greater than the 5% threshold for inclusion of Mr. Waye and/or Sigma Capital Partners, LLC in the beneficial ownership table above.

PROPOSAL 1: APPROVAL OF THE REINCORPORATION PROPOSAL

On December 7, 2016, our Board of Directors approved the reincorporation of the Company from the State of Florida to the State of Delaware (the “Reincorporation”). The Reincorporation will be achieved through the merger of the Company with and into a newly formed wholly-owned subsidiary, Onstream Media Corporation, a Delaware corporation (“Onstream Delaware”), pursuant to the Plan of Merger, a form of which is attached as Appendix A hereto, as a result of which our state of incorporation will be changed from Florida to Delaware. The Board of Directors also approved the Plan of Merger on December 7, 2016.

The Reincorporation will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below in the sections “Certain Effects of the Change in State of Incorporation,” “Comparison of Shareholder Rights Under State Law Before and After the Reincorporation” and “Potential Anti-Takeover Effects of Certain Provisions of Delaware Law and the Delaware Certificate and the Delaware Bylaws.” The Reincorporation will not result in any change in headquarters, business, management, location of the Company’s facilities or any change in the Company’s assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation, which are immaterial).

Members of our management, including all directors and officers, will retain in Onstream Delaware each of the respective positions, responsibilities, duties and benefits they currently hold with us. The directors of the Company at the date of this Special Meeting will become directors of Onstream Delaware. There will be no substantive change in the Company’s currently effective employment agreements with executive officers or any substantive change in the direct or indirect equity interests of the current directors or executive officers as a result of the transfer or assignment of any currently effective employment agreements or equity interests by the Company to Onstream Delaware upon the consummation of the Reincorporation. The total number of shares of all classes of stock that Onstream Delaware is authorized to issue will be the same as the Company is currently authorized to issue.

At the effective time of the merger, each single share of our common stock will be converted into a corresponding single share of Onstream Delaware common stock.

Reasons for the Reincorporation

The purpose of the Reincorporation is to change the Company’s state of incorporation from Florida to Delaware, where, per the website of Delaware’s Division of Corporations, a majority of publicly-traded corporations are domiciled. The Board of Directors believes that the Reincorporation under Delaware law is in the best interests of the Company and its shareholders for the reasons set forth below.

Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy that encourages incorporation in the state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations organized in Delaware. Contributing to Delaware’s prominence is the fact that both the legislative and judicial branches of Delaware state government have a demonstrated ability and a willingness to act responsively and effectively with respect to corporate issues.

The General Corporation Law of the State of Delaware (the “DGCL”) is frequently revised and updated to accommodate changes and innovations in the corporate sphere. The Delaware courts have considerable expertise in dealing with corporate cases, supported by a substantial body of corporate case law. Delaware’s Court of Chancery (the “Chancery Court”) has jurisdiction over matters arising under the DGCL and has no jurisdiction over criminal and tort cases. The Delaware Chancery Court has a national reputation in the business community and is responsible for developing the case law in Delaware on corporate matters. In the Chancery Court, corporate cases are heard and decided by judges, without juries, with keen understandings of not just corporate law but also of business needs, honed through years of experience. The Chancery Court’s exclusive focus on the DGCL allows the court to process corporate litigation relatively quickly and effectively as compared to other state court systems. Florida does not have a court with exclusive jurisdiction over corporate matters.

The American common law system means that the outcomes of cases are based largely on legal precedent. The abundance of Delaware case law would enhance the clarity and predictability of any corporate law questions the Company may have, which will benefit the Company by allowing its Board of Directors and management to make decisions and take actions with greater confidence.

Well Established Principles of Corporate Governance.    As described above, there is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation. In particular, there is substantial precedent related to the conduct of the board under the business judgment rule and other standards of control person conduct. We believe that the Company’s shareholders will benefit from the well-established principles of corporate governance under Delaware law.

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from Florida to Delaware may allow the Company to more easily recruit qualified candidates to serve on its Board of Directors.

Many such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

The laws of Florida and Delaware both permit a corporation to include indemnification provisions in its articles or certificate of incorporation that reduce or limit the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The increasing frequency of claims and litigation directed against directors and officers has greatly expanded the risks directors and officers of corporations face in exercising their fiduciary duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. It is the Company’s intent to reduce these risks to the Company’s directors and officers and to limit the situations in which monetary damages can be recovered against the Company’s directors so that the Company may continue to attract and retain qualified directors and officers. The Board of Directors has been advised that Delaware case law on the limits of director liability is more developed and provides more guidance than Florida law.

Onstream Delaware

Onstream Delaware is our wholly owned subsidiary, formed exclusively for the purpose of merging with us. The address and phone number of Onstream Delaware’s principal office is the same as those of the Company. Prior to the Reincorporation, Onstream Delaware will have no material assets or liabilities and will not have carried on any business. Upon completion of the Reincorporation, the rights of the shareholders of Onstream Delaware will be governed by the DGCL and the amended and restated certificate of incorporation and the bylaws of Onstream Delaware (the “Delaware Certificate” and the “Delaware Bylaws,” respectively). A form of the Delaware Certificate and the Delaware Bylaws are attached to this Proxy Statement as Appendix B and Appendix C, respectively. If Proposal 2 is approved, the Delaware Certificate will be amended as described under “Proposal 2: Approval of Reverse Stock Split.”

The Plan of Merger

The Plan of Merger provides that the Company will merge with and into Onstream Delaware, with Onstream Delaware being the surviving corporation. Pursuant to the Plan of Merger and applicable law, Onstream Delaware will assume all the assets and liabilities of the Company, including obligations under the Company’s outstanding indebtedness and contracts. The Company’s existing Board of Directors and officers will become the Board of Directors and officers of Onstream Delaware under identical terms of office.

At the effective time of the merger, each outstanding share of our common stock will automatically be converted into one share of Onstream Delaware common stock. Holders of shares will not have to exchange their existing Company stock certificates for Onstream Delaware stock certificates. However, after consummation of the merger, any shareholder desiring a new form of stock certificate (at their option and at their expense) may submit their Company stock certificates to the Transfer Agent for cancellation and obtain a certificate for the Delaware entity.

The Plan of Merger was unanimously approved and adopted by the Board of Directors.

The Plan of Merger may be terminated and abandoned by action of the Board of Directors at any time prior to the effective time of the merger, if the Board of Directors determines for any reason, in its sole judgment and discretion that the consummation of the merger would be against the best interests of the Company and its shareholders.

Effective Time

The merger shall be effective upon the filing of the Certificate of Merger of Onstream Delaware with the Secretary of State of Delaware pursuant to Section 252 of the DGCL and the simultaneous filing of the Articles of Merger of the Surviving Entity with the Department of State of the State of Florida pursuant to Section 607.1109 of the Florida Business Corporation Act (“FBCA”), both of which shall take place as soon as practicable following shareholder approval of the Agreement and Plan of Merger.

Certain Effects of the Change in State of Incorporation

The Reincorporation will effect a change in the Company’s legal domicile. The Reincorporation will not result in any change in headquarters, business, management, location of the Company’s facilities, or any change in the Company’s assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation, which we believe are immaterial). Members of the Company management, including all directors and officers, will retain in Onstream Delaware each of the respective positions, responsibilities, duties and benefits they currently hold with the Company. The directors of the Company at the date of this Special Meeting will become directors of Onstream Delaware. There will be no substantive change in the Company’s currently effective employment agreements with executive officers or any substantive change in the direct or indirect equity interests of the current directors or executive officers as a result of the transfer or assignment of any currently effective employment agreements or equity interests by the Company to Onstream Delaware upon the consummation of the Reincorporation. At the effective time of the merger, each single share of common stock of the Company will be converted into a corresponding single share of Onstream Delaware common stock.

As noted above, the Delaware Certificate and the Delaware Bylaws will be the governing instruments of the surviving corporation following the Reincorporation. This will result in the Company being governed by a charter and bylaws in certain ways different from that of the current articles of incorporation and bylaws of the Company. Some of these changes are purely procedural in nature, and include the change in the location of the registered office and agent of the Company from a location in Florida to one in Delaware. Onstream Delaware will also be governed by laws different from those governing the Company, as there are also material differences between the DGCL and the FBCA. Certain changes to the articles of incorporation and bylaws of the Company, as well as certain differences between the DGCL and the FBCA, are discussed below. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the FBCA, the Delaware Certificate and the Delaware Bylaws, both of which are included herewith as Appendix B and Appendix C, respectively. If Proposal 2 is approved, the Delaware Certificate will be amended as described under “Proposal 2: Approval of Reverse Stock Split.”

Certain Changes to the Articles of Incorporation

The Delaware Certificate will replace our existing articles of incorporation (the “Current Articles”). In addition to the items discussed below, see “Comparison of Shareholder Rights Under State Law Before and After the Reincorporation.”

Indemnification and Limitation of Liability. The Delaware Certificate will allow for indemnification to the fullest extent permitted by law and specifies that any repeal or modification of the article relating to indemnification and limitation of liability will not adversely affect any right or protection or increase the liability of a director existing at the time of such repeal or modification.

Certain Changes to the Bylaws

The Delaware Bylaws will replace our existing bylaws (the “Current Bylaws”). In addition to the items discussed below, see “Comparison of Shareholder Rights Under State Law Before and After the Reincorporation.”

Newly Created Directorships and Vacancies. The Current Bylaws provide that vacancies resulting from death, resignation, retirement, disqualification or removal from office may be filled by a majority vote of the remaining directors then in office, though less than a quorum.  The Delaware Bylaws provide that any newly created directorship resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, whether or not such directors number less than a quorum (and not by shareholders), and directors so chosen shall serve for the remainder of the full term of the director for which the vacancy was created or occurred or until such director’s successor shall have been duly elected and qualified.

Special Meetings.    The Current Bylaws provide that special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or the persons or person authorized to do so or whenever requested in writing to do so by shareholders owning at least 10% of all of the outstanding shares of the Company entitled to vote at such meeting. The Delaware Bylaws will provide that special meetings will not be able to be called by shareholders owning 10% or more of the outstanding voting stock and may only be called by the Board of Directors.

Indemnification.    The Delaware Bylaws will provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Onstream Delaware or is or was serving at the request of Onstream Delaware in any position or capacity for any other corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, whether the basis of the proceeding is alleged action in an official capacity or in any other capacity, shall be indemnified and held harmless by Onstream Delaware to the fullest extent which it is empowered to do so unless prohibited from doing so by the DGCL, as the same exists or may hereafter be amended. Persons who are not covered by the foregoing provisions and who are or where employees or agents of Onstream Delaware may be granted rights to indemnification and to the advancement of expenses to the extent authorized from time to time by the Board of Directors or a duly authorize committee thereof. The Current Bylaws do not contain a comparable provision.

The Delaware Bylaws will also provide that indemnitees may bring suit against the Company to recover any unpaid amounts of claims for indemnification. The Current Bylaws do not contain a comparable provision.

Action with Respect to Securities of Other Corporations.    The Delaware Bylaws provide that voting securities of any other corporation held by Onstream Delaware shall be voted by the Board of Directors, chief executive officer, the president or any officer of Onstream Delaware authorized by the President. The Current Bylaws do not contain a comparable provision.

Comparison of Shareholder Rights Under State Law Before and After the Reincorporation

The voting rights, votes required for the election of directors and other matters, indemnification provisions, procedures for amending our articles or certificate of incorporation, procedures for the removal of directors, dividend and liquidation rights and examination of books and records will not change in any material way due to the change from the FBCA to the DGCL. However, there are some material differences between the FBCA and the DGCL which are summarized in the chart below. This chart is not an exhaustive list of all differences, and is qualified in its entirety by reference to Florida and Delaware law.

Delaware	Florida

Amendment to Charter

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

The FBCA generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on any amendment to a Florida corporation’s articles of incorporation. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any class or series of shares with respect to which the amendment would create dissenters’ rights. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Dividends and Other Distributions

Section 170 of the DGCL permits the directors of a corporation, subject to any restrictions contained in its certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either (i) out of its surplus, as computed in accordance with the DGCL, or (ii) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. But such dividends cannot be declared out of net profits if the capital of the corporation has diminished by depreciation in the value of its property or by losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Section 174 of the DGCL also imposes on any director under whose administration distributions are declared in violation of the foregoing provision personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution for a period of 6 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

The FBCA authorizes the board of directors to make distributions to its shareholders subject to restrictions in the corporation’s articles of incorporation. The FBCA also provides that a corporation may not make distributions to its shareholders if the corporation would not be able to pay its debts as they become due or the corporation’s total assets would be less than the sum of its total liabilities.

Limitation of Liability

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The Delaware Certificate and the Delaware Bylaws limit the liability of the Board of Directors to the fullest extent permitted by Delaware law.

While the Current Articles do not expressly limit the personal liability of directors, the FBCA does limit director liability. The FBCA provides that a director is not personally liable for monetary damages to a Florida corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy unless the damages occurred as a result of (i) a breach or failure to perform duties as a director and such breach or failure to perform constitutes a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director received an improper personal benefit, (iii) circumstances under which a director would be liable for unlawful distributions, (iv) in a proceeding by or in the right of the corporation or a shareholder, conscious disregard for the best interest of the corporation or willful misconduct or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Indemnification

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

The Delaware Certificate and the Delaware Bylaws provide for indemnification of the Board of Directors and officers to the fullest extent permitted by Delaware law.

The FBCA provides that a corporation may indemnify any person who was or is a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of a Florida corporation and so long as such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Current Articles are silent on indemnification. However, the Current Bylaws provide that, to the extent permitted by law, the Company shall indemnify its directors and officers.

Corporate Opportunity

Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

The FBCA provides that a contract or other transaction between a Florida corporation and any of its directors or any entity in which one of its directors is a director or officer or is financially interested will not be void or voidable because of such relationship or interest or because that director was present at the meeting of directors which authorized that transaction if:

•      the fact of the relationship or interest is disclosed or known to the board and the transaction is authorized by a sufficient number of votes when the vote of the interested director is excluded;

•      the fact of the relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize the contract or transaction; or

•      the contract or transaction is fair and reasonable to the corporation.

Expiration of Proxies

The DGCL provides that the appointment of a proxy with no expiration date may be valid for up to three years, but that a proxy may be provided for a longer period. Furthermore, a duly executed proxy may be irrevocable if it states that it is irrevocable and if it is coupled with an interest in the stock itself or an interest in the corporation generally sufficient in law to support an irrevocable power.

The FBCA provides that the appointment of a proxy is valid for up to 11 months unless a longer period is expressly provided in the appointment. Furthermore, an appointment of a proxy may be irrevocable if it states that it is irrevocable and the appointment is coupled with an interest; provided that an irrevocable appointment becomes revocable when the interest with which it is coupled becomes extinguished.

Interested Shareholder Combinations

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

The Delaware Certificate does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Florida has an affiliated transactions statute, set forth in Section 607.0901 of the FBCA, which generally requires that certain business combinations and other specified transactions with a person who is the beneficial owner of more than 10% of the outstanding voting shares of a Florida corporation must be approved by either a majority of “disinterested directors” (as defined in the statute) or the affirmative vote of at least two-thirds of the outstanding voting shares other than the shares beneficially owned by the interested shareholder or, absent either such approval, a statutory “fair price” must be paid to the shareholders in such a transaction.

For purposes of determining whether a person is the beneficial owner of more than 10% of the outstanding voting shares for purposes of Florida’s affiliated transactions statute, beneficial ownership includes voting power or investment power or the right to acquire voting power or investment power.

In addition to business combinations, such as mergers or consolidations, Florida’s affiliated transactions statute covers, among other things, transactions involving the issuance or transfer to the interested shareholder of shares of the corporation or any subsidiary of the corporation having a fair market value of 5% or more of all the outstanding shares of the corporation and receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance.

The restrictions under Florida’s affiliated transactions statute do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by the affiliated transactions statute; or (ii) if the corporation adopts an amendment to its articles of incorporation or bylaws, approved by a majority of the outstanding voting shares excluding shares of interested shareholders, expressly electing not to be governed by the affiliated transactions statute, provided that such amendment will not be effective until 18 months after such vote of the corporation’s shareholders and will not apply to an affiliated transaction with a person who became an interested shareholder on or prior to the effective date of such amendment.

Neither the Current Articles nor the Current Bylaws contain a provision expressly electing not to be governed by Florida’s affiliated transactions statute.

Control-Share Acquisition Transactions

Delaware does not have a control share acquisition statute, but the Florida statute may still apply to us even if this proposal is approved and we reincorporate in Delaware. There is some case law from a Federal court saying that it does, although a more recent Delaware Supreme Court case invalidated a California statute that purported to apply to foreign corporations under the “internal affairs” doctrine. Even as a Florida corporation, the Company may not meet the Florida resident shareholders test required to trigger the Florida statute and it may not meet this requirement in the future. We are uncertain how a Florida court would rule if we or a shareholder sought to apply the control-share acquisition statute to us after our reincorporation in Delaware. Because the Company has no present intent to employ defensive measures to defeat a planned takeover by a third party bidder, and because the availability of the Florida control share acquisition statute is already uncertain, we do not believe that the potential unavailability of the statute as a takeover defense is material to the decision whether to reincorporate in Delaware.

Florida has a “control-share” acquisition statute, set forth in Section 607.0902 of the FBCA. It is an effective anti-takeover provision because it limits the voting rights of shares owned above a threshold. It can be waived by a vote of the shareholders, without the control-shares voting.

A corporation is subject to this provision if it has 100 or more shareholders, its principal place of business, principal office, or substantial assets within Florida, and either: (a) more than 10% of its shareholders resident in Florida; (b) more than 10% of its shares owned by residents of Florida; or (c) 1,000 shareholders resident in Florida. Florida enacted the act to deter and hinder takeovers of Florida corporations. The Florida control-share acquisition statute generally provides that shares acquired in a control-share acquisition will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A control-share acquisition is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control-shares of a publicly-held Florida corporation.

Control-shares are shares which, except for the Florida statute, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:

•          1/5 or more but less than 1/3 of all voting power;

•          1/3 or more but less than a majority of all voting power; or

•          a majority or more of all voting power.

The restrictions under Florida’s control-share acquisition statute do not apply if the corporation’s articles of incorporation or bylaws contain a provision expressly electing not to be governed by the control-share acquisitions statute.

Neither the Current Articles nor the Current Bylaws contain a provision expressly electing not to be governed by Florida’s control-share acquisition statute.

Corporate Taxes and Fees

Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware The annual fee ranges from a nominal fee to a maximum of $180,000, based on an equation consisting of the number of shares authorized, the number of share outstanding and the gross assets of the corporation.  Based upon the pro forma balance sheet of the Company as of June 30, 2016, including the number of authorized and outstanding shares and the gross assets shown, the Company expects the Delaware franchise fee for its first full year would be no greater than $8,000.

Florida imposes an annual corporate income tax, which is computed using Federal taxable income, modified by certain adjustments. Adjusted Federal taxable income is apportioned to Florida using a three-factor formula. The formula is a weighted average, designating 25% each to factors for property and payroll, and 50% to sales. Florida also provides a $25,000 ($50,000 for tax years beginning on or after January 1, 2013) exemption to arrive at Florida taxable net income. Tax is calculated by multiplying Florida taxable net income by 5.5%. As a result of adjusted Federal tax losses, the Company has paid immaterial Florida corporate income taxes  in recent years. Although the last Florida income tax return filed by the Company was for the fiscal year ended September 30, 2012, the Company expects its obligation for Florida corporate income taxes for the unfiled years to also be immaterial.

This Proxy Statement merely summarizes certain differences between the corporation laws of Florida and Delaware, the Current Articles, the Current Bylaws, the Delaware Certificate and the Delaware Bylaws. Many provisions of the FBCA, the DGCL and these documents may be subject to differing interpretations, and the discussion offered herein may be incomplete in certain respects. As a result, the discussion contained in this Proxy Statement is not a substitute for direct reference to the FBCA, the DGCL and these documents or for professional interpretation of them.

Potential Anti-Takeover Effects of Certain Provisions of Delaware Law and the Delaware Certificate and the Delaware Bylaws

Certain provisions of the DGCL and the Delaware Certificate and the Delaware Bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

Authorization of “Blank Check” Preferred Stock.    The Delaware Certificate initially provides for authorized capital that will include 5,000,000 shares of preferred stock, none of which will have been designated or issued and which shares will constitute what is commonly referred to as “blank check” preferred stock, and which will not have any rights, privileges or preferences set forth in the Delaware Certificate. The ability to issue such “blank check” preferred stock could give the Board of Directors the ability to hinder or discourage any attempt to gain control of Onstream Delaware by a merger, tender offer at a control premium price, proxy contest or otherwise. As part of the Reverse Stock Split, the number of authorized shares of preferred stock will be reduced to 500. The Current Articles also provide for the issuance of “blank check” preferred stock.

Ability to Call Special Meetings.    The Delaware Bylaws provide that special meetings may be called at any time only by the Board of Directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors. Special meetings of shareholders will not be able to be called by any other person. See “Certain Effects of the Change in State of Incorporation—Certain Changes to the Articles of Incorporation—Special Meetings” above.

Applicability of the Delaware Business Combination Statute.    Onstream Delaware will be governed by Section 203 of the DGCL, as discussed above under “Comparison of Shareholder Rights Under State Law Before and After the Reincorporation—Interested Shareholder Combinations”.

The Company has no intent or plan to employ these provisions as anti-takeover devices and it does not have any plans or proposals to adopt any other provisions or enter into other arrangements that may have material anti-takeover consequences.

Termination, Abandonment or Amendment of the Plan of Merger

We anticipate that the Reincorporation will become effective as soon as practicable upon the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Florida Department of State. However, at any time before the effective time of the merger, the transactions contemplated in the Plan of Merger may be terminated and the Reincorporation may be abandoned if the Board of Directors determines for any reason, in its sole judgment and discretion, that the consummation of the merger would be against the best interests of the Company and its shareholders. The Company’s and Onstream Delaware’s boards may amend the Plan of Merger at any time prior to filing the Plan of Merger (or a certificate in lieu thereof) with the Florida Department of State and the Secretary of State of Delaware, subject to the DGCL and the FBCA and the receipt of any applicable shareholder approvals.

Accounting Treatment

We expect that the Reincorporation will be accounted for as a reverse merger under which, for accounting purposes, the Company would be considered the acquirer and the surviving corporation, Onstream Delaware, would be treated as the successor to the Company’s historical operations. Accordingly, the Company’s historical financial statements would be treated as the financial statements of the surviving corporation.

Certain Federal Income Tax Consequences of Reincorporation

The Company has not requested and will not request a ruling from the IRS, nor has the Company requested or received a tax opinion from an attorney, as to the various tax consequences of the Reincorporation. The Company is structuring the Reincorporation in an effort to obtain the following consequences, although such consequences cannot be assured:

(i)  the Reincorporation of the Company in the State of Delaware, to be accomplished by a merger between the Company and Onstream Delaware, will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986;

(ii)  no gain or loss for federal income tax purposes will be recognized by shareholders of the Company on receipt by them of the common stock of Onstream Delaware in exchange for shares of the Company’s common stock;

(iii)  the basis of Onstream Delaware’s common stock received by shareholders of the Company in exchange for their shares of the Company’s common stock pursuant to the Reincorporation in the State of Delaware will be the same as the basis for the Company’s common stock at the time of the Reincorporation; and

(iv)  the holding period for Onstream Delaware common stock for capital gains treatment received in exchange for the Company’s common stock will include the period during which the Company’s common stock exchanged therefor is held.

This discussion should not be treated as tax or investment advice, and the tax consequences of the Reincorporation may not be the same for all shareholders. It should be noted that the foregoing positions are not binding on the IRS, which may challenge the tax-free nature of the Reincorporation in the State of Delaware. A successful challenge by the IRS could result in taxable income to the Company, Onstream Delaware and shareholders. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REINCORPORATION.

Exchange of Stock Certificates

Following effectiveness of the Reincorporation, all stock certificates that represented shares of the Company’s common stock will represent ownership of Onstream Delaware common stock. However, to eliminate confusion in transactions in the Company’s securities, shareholders may surrender their old certificates in exchange for new certificates issued in Onstream Delaware. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

Securities Act Consequences

The shares of Onstream Delaware common stock to be issued in exchange for shares of the Company’s common stock are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). Onstream Delaware is relying on Rule 145(a)(2) under the Securities Act, which provides that a merger which has as its sole purpose a change in the domicile of a corporation does not involve the sale of securities for purposes of the Securities Act. Pursuant to Rule 145 under the Securities Act, the merger of the Company into Onstream Delaware and the issuance of shares of common stock in Onstream Delaware in exchange for the shares of the Company’s common stock is exempt from registration under the Securities Act, since the sole purpose of the transaction is a change of the Company’s domicile within the United States. The effect of the exemption is that the shares of Onstream Delaware common stock issuable as a result of the Reincorporation may be resold by shareholders without restriction to the same extent that shares of Company common stock may have been sold immediately before the effective time of the Reincorporation.

Regulatory Approvals

There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Reincorporation.

Vote Required For the Reincorporation Proposal

The Plan of Merger and the Reincorporation were unanimously approved and adopted by the Company’s Board of Directors. Approval of the Reincorporation Proposal, which constitutes approval of the Plan of Merger and the Reincorporation and approval of the Delaware Bylaws and the Delaware Certificate, requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to be cast. Once this proposal has been approved, we will effect the merger by action of the directors of Onstream Delaware and Onstream Delaware’s sole shareholder, the Company, in accordance with the terms of the Plan of Merger. A vote in favor of the Reincorporation Proposal is a vote to approve the Plan of Merger. A vote in favor of the Reincorporation Proposal is also effectively a vote in favor of the Delaware Certificate and the Delaware Bylaws.

 Rights of Dissenting Shareholders

        Shareholders who strictly comply with the procedures set forth in Sections 607.1301 through 607.1333 of the FBCA may be entitled to dissent from the Company's merger with Onstream Delaware and, if the merger is consummated, to receive "fair value" for their shares in cash. The Company's obligation to consummate the merger is subject to there being holders of no more than a de minimis amount of the Company's Common Stock, as determined by the Board, who exercise appraisal rights. If holders of more than a de minimis amount of the Company's Common Stock, as determined by the Board, exercise appraisal rights, then the Company may not consummate the merger.

        A copy of Sections 607.1301 through 607.1333 of the FBCA is attached as Appendix D to this Proxy Statement. Failure to follow the procedures set forth in such provisions will result in a termination or waiver of the shareholder's appraisal rights. To assert appraisal rights, a shareholder must NOT vote (or cause or permit his, her or its shares to be voted) in favor of the approval of the Plan of Merger and must deliver to the Company before the vote on the Plan of Merger is taken at the Special Meeting written notice of the shareholder's intent to demand payment of fair value if the merger is consummated ("Demand Notice"). Simply not voting for the approval of the Plan of Merger, abstaining or voting against the Plan of Merger does not satisfy the requirement to deliver a Demand Notice before the vote is taken. Such Demand Notice should be delivered either in person, via courier or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Onstream Media Corporation
1291 SW 29th Avenue

Pompano Beach, FL  33069

Attn: Corporate Secretary

        All Demand Notices must be signed in the same manner as the shares are registered on the books of the Company. If a shareholder has not delivered a Demand Notice before the vote is taken at the Special Meeting, the shareholder will be deemed to have waived his, her or its appraisal rights.

        A shareholder must demand appraisal rights with respect to all of the shares registered in the shareholder's name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder's name but that are owned by one or more beneficial shareholders only if the record shareholder objects with respect to all shares owned by the beneficial shareholder and notifies the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to shares held on behalf of the shareholder only if the shareholder (i) submits to the Company the record shareholder's written consent to the assertion of such rights no later than the date specified in the Appraisal Notice for the return of the Appraisal Form as described below, and (ii) does so with respect to all shares that are beneficially owned by the beneficial shareholder.

        If the Plan of Merger is approved at the Special Meeting and the merger becomes effective, we will deliver a written appraisal notice ("Appraisal Notice") to all shareholders who did not vote (or cause or permit their shares to be voted) in favor of the approval of the Plan of Merger and who timely delivered to us a Demand Notice, no earlier than the date the merger becomes effective and no later than 10 days after such date. The Appraisal Notice will be accompanied by a form (the "Appraisal Form") that specifies the date on which the merger became effective and provides for the dissenting shareholders to state the following information:

• the shareholder's name and address;

• the number, classes and series of shares as to which the shareholder asserts appraisal rights;

• that the shareholder did not vote for the transaction;

• whether the shareholder accepts our offered estimate of fair value; and

• if our offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated fair value plus interest.

        The Appraisal Notice will provide information as to where the Appraisal Form must be sent, where certificates for certificated shares must be deposited and the date by which the Appraisal Form and those certificates must be deposited (which may not be fewer than 40 or more than 60 days after the date the Appraisal Notice and Appraisal Form are sent). Please note that a dissenting shareholder will waive the right to demand appraisal with respect to his, her or its shares unless the Appraisal Form is received by us by the date specified in the Appraisal Notice.

        The Appraisal Notice will also include (1) our estimate of the fair value of the shares and an offer to pay such fair value to each dissenting shareholder who is entitled to appraisal rights under the FBCA and (2) the date by which written notice of a dissenting shareholder who wishes to withdraw from the appraisal process must be received by us (which date must be within 20 days after the date the Appraisal Form and stock certificates must be returned to us). The Appraisal Notice will be accompanied by our financial statements consisting of a balance sheet, an income statement and cash flow statement for the most recent fiscal year ended and the latest available interim financial statements, if any. A dissenting shareholder may request in writing that we provide to the shareholder, within 10 days after the date the Appraisal Form and the stock certificates must be returned to us, the number of dissenting shareholders who return the Appraisal Forms by the specified date and the total number of shares owned by them. The Appraisal Notice also will be accompanied by a copy of Sections 607.1301 through 607.1333 of the FBCA.

        If a dissenting shareholder accepts our offer to purchase his, her or its shares at our estimated fair value, we will honor the shareholder's request for payment within 90 days after we receive the duly executed Appraisal Form. Once the payment is made, such dissenting shareholder will cease to have any interest in the shares held by such dissenting shareholder prior to the appraisal process.

        If a dissenting shareholder is dissatisfied with our offer to pay our estimated fair value for his, her or its shares, the dissenting shareholder must notify us on the Appraisal Form of the dissenting shareholder's own estimate of the fair value of his, her or its shares and demand payment of that estimate plus interest. If a dissenting shareholder fails to so notify us in writing and on a timely basis, the dissenting shareholder will waive the right to demand payment of his, her or its own estimate of fair value plus interest and will only be entitled to the payment offered by us.

        If a dissenting shareholder does not execute and return the Appraisal Form to us (and, in the case of certificated shares, deposit his, her or its stock certificates) as described above, the dissenting shareholder will not be entitled to payment under the FBCA. Once a dissenting shareholder returns the executed Appraisal Form with his, her or its stock certificates, that dissenting shareholder loses all rights as a holder of common stock of the Company unless he, she or it withdraws from the appraisal process by notifying us in writing as provided in the Appraisal Notice. A shareholder who has duly executed and returned the Appraisal Form to us with his, her or its stock certificates may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying us in writing by the date set forth in the Appraisal Notice. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without our written consent.

        If we and a dissenting shareholder are unable to agree on the fair value of the shares, under Section 607.1330 of the FBCA, we will be required to commence a proceeding within 60 days after receiving the dissenting shareholder's payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within such 60-day period, any dissenting shareholder who is dissatisfied with our offer and has demanded payment may commence a proceeding in the name of the surviving corporation. All dissenting shareholders whose demands remain unsettled are required to be made parties to the proceeding. In such a proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. There is no right to a jury trial. The surviving corporation would be required to pay each dissenting shareholder whose demand remains unsettled the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholders cease to have any interest in their shares.

        The court in an appraisal proceeding will determine the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, and such costs and expenses will generally be assessed against the surviving corporation. However, all or any part of such costs and expenses may be assessed against all or some of the dissenting shareholders, in such amount as the court finds equitable, if the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith with respect to the shareholders' appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys' fees should not be assessed against the surviving corporation, the court may award counsel fees to be paid out of the amounts awarded to the shareholders who benefited.

        Notwithstanding the above-described appraisal rights, we may not make any payment to a shareholder seeking appraisal rights if, after giving effect to such payment:

• we would not be able to pay our debts as they become due in the usual course of business; or

• our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the payment.

        In such event, a dissenting shareholder may, at his, her or its option:

• withdraw his, her or its notice of intent to assert appraisal rights; or

• retain his, her or its status as a claimant against us and, if we are liquidated, be subordinated to the rights of our creditors, but have rights superior to the shareholders not asserting appraisal rights, and if we are not liquidated, retain the right to be paid for his, her or its shares, which right we will be obliged to satisfy when we are solvent.

        A dissenting shareholder must exercise the option by written notice filed with us within 30 days after we have given written notice that the payment for shares cannot be made because of the insolvency restrictions. If the dissenting shareholder fails to exercise the option, the dissenting shareholder will be deemed to have withdrawn his, her or its Demand Notice.

        The above description is only a summary of Florida's dissenters' rights provisions, and is qualified in its entirety by reference to the provisions thereof, the text of which is set forth as Appendix D to this Proxy Statement. We urge each shareholder to carefully read the full text of the provisions of Florida law governing dissenters' rights if he, she or it wishes to exercise appraisal rights with respect to the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REINCORPORATION PROPOSAL.

PROPOSAL 2: APPROVAL OF THE REVERSE STOCK SPLIT

SUMMARY OF TERMS OF THE REVERSE STOCK SPLIT

 This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you.  To better understand the terms and conditions of the Reverse Stock Split and the consequent amendments to our Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

•

The Board of Directors (the “Board”), after consideration of numerous factors, has authorized an amendment to the Company’s Certificate of Incorporation (the “Delaware Certificate”) that would effect a 1 for 10,000 reverse stock split of our Common Stock.

•

The Reverse Stock Split is intended to take effect, subject to shareholder approval and subsequent final action by our Board, on the date the Company files a Certificate of Amendment to the Delaware Certificate with the Secretary of State of the State of Delaware, or on any later date that the Company may specify in such Certificates of Amendment (the “Effective Date”), the forms of which are attached hereto as Appendix E.  Our Board has retained the authority to determine whether and when to file the amendment to the Delaware Certificate with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, notwithstanding the authorization of the Reverse Stock Split by our shareholders (see “Special Factors – Certain Effects of Reverse Stock Split on the Company’s Shareholders – Board Discretion” on page 41.)  The Company expects the Effective Date to be as soon as practicable following the Special Meeting, subject to shareholder approval and final action by the Board.

•

Upon filing of the Certificate of Amendment as discussed above, each 10,000 shares of common stock held by a shareholder immediately before the Reverse Stock Split will be cancelled and replaced by one share of common stock and shareholders owning of record fewer than 10,000 shares of the Common Stock immediately before the Reverse Stock Split, other than the shares cancelled per the foregoing (the “Cashed Out Shareholders”), will have such shares cancelled and will receive the right to receive $0.20, plus a Contingent Right, for each such share of Common Stock such shareholder held immediately before the Reverse Stock Split.  As a result, any person whose shareholdings in the Company immediately before the Reverse Stock Split consist of record ownership of fewer than 10,000 shares of Common Stock will no longer be a shareholder of the Company.  No new certificates representing fractional shares will be issued (see “Special Factors – Certain Effects of Reverse Stock Split on the Company’s Shareholders” on page 41).

•

The consideration of $0.20 per share on a pre-split basis to be received by Cashed Out Shareholders was determined by our Board, with the assistance of its legal and financial advisors and based on a number of factors, including, among others, the Company’s historical, current and projected business, operations, financial condition, prospects, strategy, and competitive position in its industry, the market prices at which shares of Common Stock traded prior to the announcement of the proposed Reverse Stock Split.

•

Any person whose shareholdings in the Company consist of record ownership of fewer than 10,000 shares of Common Stock may retain an equity interest in the Company after the Effective Date by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock so that the shareholder’s total number of shares held of record immediately prior to the Reverse Stock Split is equal to or greater than 10,000.

•

For shareholders who hold fewer than 10,000 shares of Common Stock in street name, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 10,000 or more total shares.  Therefore, depending upon their procedures, they may not be obligated to treat the Reverse Stock Split as affecting beneficial holders’ shares.  It is our desire to treat shareholders holding fewer than 10,000 shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their name.  As such, we will request that they effect the Reverse Stock Split for their beneficial holders.  However, we or our transfer agent may not have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split.  In a potential hypothetical scenario, a broker, bank or other nominee may hold a total aggregate amount of 15,000 shares of Common Stock on behalf of two beneficial owners, Shareholder A, who owns 8,000 shares beneficially through such broker, and Shareholder B who owns 7,000 shares beneficially through such broker.  Following the effectiveness of the Reverse Stock Split, the broker will be asked to provide a listing of any shareholders who own shares beneficially through the broker so that Shareholder A and Shareholder B may be cashed out in the Reverse Stock Split.  However, we cannot provide any assurance that such broker will accurately report the beneficial holdings of Shareholder A and Shareholder B.  Therefore, it is possible that Shareholder A and Shareholder B would not be cashed out in the Reverse Stock Split despite the fact that each of Shareholder A and Shareholder B holds less than 10,000 shares of Common Stock prior to the Reverse Stock Split.  Accordingly, if you hold your shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee.

•

For shareholders that own a total of 10,000 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership and one or more brokerage firms in street name, we may not have the information to compare your record holdings and your ownership through a brokerage firm or to compare your holdings in two or more different brokerage firms.  As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed-out if you hold them in a combination of record and street name or through accounts in several brokerage firms.  If you are in this situation and desire to remain our shareholder after the Reverse Stock Split, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective time of the Reverse Stock Split.  In addition, note that we will not consolidate different record ownerships for purposes of effecting the Reverse Stock Split.  You should be able to determine whether your shares will be cashed-out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.  To determine the Reverse Stock Split’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

•

The principal purpose of the Reverse Stock Split is to reduce the number of shareholders of record of the Company’s Common Stock to fewer than 300, enabling the Company to terminate its status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereby eliminate certain expenses associated with being a reporting company (see “Special Factors – Purpose and Reasons for the Reverse Stock Split” on page 31).    The Reverse Stock Split is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act (a “Rule 13e-3 Transaction”).  Accordingly, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC related to the Reverse Stock Split. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company. The Board has been advised by the Company’s management that total savings of approximately $593,000 per year in estimated costs of continuing as a public company may be realized by going private, subject to certain qualifications (see “Special Factors – Purpose and Reasons for the Reverse Stock Split” on page 31) .

•

A principal advantage of the Reverse Stock Split to Cashed Out Shareholders is that the Company will purchase their fractional shares of Common Stock without charging brokerage commissions or other costs normally associated with the sale of securities (see “Special Factors – Certain Effects of Reverse Stock Split on the Company’s Shareholders” on page 41).

•

The principal disadvantage of the Reverse Stock Split is that many of the Company’s shareholders will cease to be shareholders following the Reverse Stock Split and will not receive certain benefits of the Reverse Stock Split (see “Special Factors – Certain Effects of Reverse Stock Split on the Company’s Shareholders” on page 41).

•

Approval of the amendments to the Delaware Certificate to effect the Reverse Stock Split will require approval by holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (see “Proposal 2: Approval of the Reverse Stock Split”).

•

Our Board has retained the authority to determine whether and when to file the amendment to the Delaware Certificate with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, notwithstanding the authorization of the Reverse Stock Split by our shareholders.  Our Board may abandon the Reverse Stock Split at any time or may proceed with the Reverse Stock Split at any time without further notice to or action on the part of our shareholders (see “Special Factors – Certain Effects of Reverse Stock Split on the Company’s Shareholders – Board Discretion” on page 41).

•

Each shareholder whose fractional share is repurchased by the Company will recognize gain or loss for federal income tax purposes measured by the difference between the shareholder’s basis in the fractional share and the cash consideration received for the fractional share, which would include proceeds from the Contingent Right if any.  We expect that the gain or loss will be capital gain or loss if the share was held as a capital asset, although this cannot be assured (see “Special Factors – Federal Income Tax Consequences” on page 41.

•	Under the Delaware Business Corporation Law, shareholders do not have the right as a result of the Reverse Stock Split to dissent and demand payment for their shares.

•

The Board acting on behalf of the Company has concluded that the Reverse Stock Split is procedurally and substantively fair to our affiliated and unaffiliated shareholders, including Cashed Out Shareholders and Continuing Shareholders.  This conclusion was based on the analysis of several factors described in detail in this Proxy Statement in the section captioned “Special Factors – Fairness of the Reverse Stock Split” on page 33.

•

As of November 22, 2016, the Record Date for the Special Meeting, there were 23,786,563 shares of Common Stock outstanding and we believe there were approximately 3,200 shareholders, of which 550 were shareholders of record.  The Company estimates that after the Reverse Stock Split is effected, the number of shares of Common Stock outstanding will be approximately 3,018 shares in the hands of approximately 184 shareholders.  The total number of fractional shares to be purchased is estimated to be equivalent to approximately 1.7 million shares of Common Stock on a pre-split basis at a cost of approximately $331,000, excluding any payments made in connection with the Contingent Right.  However, this is only an estimate and the exact number of shares that will be purchased in connection with the Reverse Stock Split will be determined on the Effective Date. This also does not include professional fees and other expenses incurred by the Company in connection with effecting these transactions.

SPECIAL FACTORS

Purpose and Reasons for the Reverse Stock Split

The reason for the Reverse Stock Split is to relieve the Company of the costs and burdens of remaining a public company and to reduce the costs associated with servicing many small shareholder accounts.

The Board believes that there are considerable costs and burdens to the Company in remaining a public reporting company.  To comply with its obligations under the Securities Exchange Act of 1934 (the “Exchange Act”), the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Ceasing registration of the Common Stock under the Exchange Act is expected to substantially reduce many of these costs. The Company believes that there will be a reduction in direct costs such as audit, legal, consulting, director and other professional fees once the Company is no longer subject to the reporting requirements of the Exchange Act.  Additional direct cost savings anticipated from termination of registration of the Common Stock include expenses of preparing electronic filings in the EDGAR and XBRL formats prescribed by the Securities and Exchange Commission (the “SEC” or the “Commission”).   The Company also incurs indirect costs as a result of time spent by executive, accounting and administrative personnel to prepare and review such Exchange Act filings, as well as to maintain and manage the processes and infrastructure necessary to facilitate the preparation of those filings, and expects those costs to be reduced as a result of the termination of registration of the Common Stock.

The Company also expects the Reverse Stock Split to reduce the potential cost of servicing shareholder accounts.  The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder.  Many of the Company’s shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings. Although the Company has already substantially reduced these types of costs in recent years, that reduction in some cases was the result of actions taken that could not be continued if the Company were to continue on a viable basis as a public company. Examples of these types of costs are for annual shareholder meetings and investor relation professionals and activities.

 The Board has been advised by the Company’s management that total annual savings of approximately $593,000 per year in costs of continuing as a public company may be realized by going private, as follows:

Potential “Going Dark” Cost Savings

Employee compensation	$289,000
Consulting and director fees	144,000
Accounting and legal fees	108,000
Insurance	40,000
Miscellaneous	12,000
Total	$593,000

These potential cost savings amounts were calculated based on a comparison to the actual expenses we incurred for the nine months ended June 30, 2016. In addition, these potential cost savings amounts, however, are just estimates, and the actual savings to be realized may be higher or lower than such estimates. Furthermore, certain compensation savings may be significantly less in the initial year than the amount indicated above, in the event that severance or other payments are required in order to reduce staffing levels.

If the Reverse Stock Split is approved and implemented, the Company believes that thereafter the number of shareholders of record will be fewer than 300.  The Company intends to terminate the registration of its Common Stock under the Exchange Act.  Following the Reverse Stock Split, the decision by the Company to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require shareholder approval and will not be voted on at the Special Meeting.  The Company’s duty to file periodic reports with the SEC, such as quarterly, annual and special reports, will be suspended once the Company has fewer than 300 shareholders of record and has filed the appropriate form with the SEC.

The Board also believes that, following the Reverse Stock Split, our management will be able to better focus on our long-term business goals, including the identification and pursuit of profitable opportunities.

In consideration of the aforementioned reasons, the Board, on December 7, 2016, approved, subject to approval by the Company’s shareholders and final action by the Board, an amendment to the Delaware Certificate to effect the Reverse Stock Split.

Board Deliberations

At a meeting of the Board held on June 8, 2016, the Board discussed ways to increase shareholder value and reduce the Company’s expenses, including the possibility of ceasing registration of its common stock through a reverse stock split.  The Board discussed certain shareholder approval requirements, the possibility of retaining an advisory firm to undertake an analysis, and certain other possible considerations relating to deregistration.  The Board then decided to postpone the discussion relating to the possibility of deregistration until future meetings of the Board.

On October 26, 2016, the Board formally retained Cassel Salpeter & Co., LLC (“Cassel Salpeter”) as its financial advisor in connection with the Reverse Stock Split.   Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions.  The Board considered several possible financial advisors and selected Cassel on the basis of its experience, the time it would take to complete its work and the cost to the Company of its engagement.

At a meeting of the Board held on October 28, 2016, representatives of Cassel Salpeter described their anticipated services and answered Board member and management questions. The Company’s outside legal counsel then reviewed with the Board certain aspects of the process of obtaining shareholder approval. The Board then decided to postpone the discussion relating to the possibility of deregistration until the next meeting of the Board.

On November 29, 2016, the Board met with representatives of Cassel Salpeter in attendance.  At the request of the Board, representatives of Cassel Salpeter reviewed and discussed with the Board its preliminary financial analyses with respect to the Company and the proposed transaction.

At the meeting of the Board held on November 29, 2016, the Board continued discussion of the possibility of deregistration and the Company’s outside legal counsel advised management and the Board regarding certain aspects of going-private transactions and a reverse stock split.  In addition, the Board discussed the possibility of effecting stock splits that would reduce the number of shareholders of record below 300.

Management recommended that a ratio be adopted that would reduce the number of shareholders of record to a level sufficiently below 300 to allow adequate margin for any increase in the number of shareholders that might occur prior to or after the effectiveness of a reverse stock split.

On December 7, 2016, the Board met again to consider the proposed Reverse Stock Split with Cassel Salpeter in attendance.  The Company’s outside legal counsel reviewed with the Board the legal terms of the proposed Reverse Stock Split.   Representatives of Cassel Salpeter then reviewed and discussed with the Board its financial analyses with respect to the Company and the Reverse Stock Split.  Thereafter, at the request of the Board, Cassel Salpeter rendered its oral opinion to the Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to the fairness, from a financial point of view, to the Cashed Out Shareholders of the consideration to be received by such holders in lieu of fractional shares in the Reverse Split.  For purposes of the portions of this Proxy Statement regarding Cassel Salpeter’s analyses or opinion, references to the “Cashed Out Shareholders” means those holders of Common Stock other than such holders that will continue to hold, or the affiliates of which will continue to hold, Common Stock immediately following the Reverse Split.  Following its review of the analysis provided by Cassel Salpeter and in consideration of the factors described in the “Special Factors” section of the Proxy Statement, the Board determined that Proposal Two be submitted, is fair to, and in the best interests of, the Company and its shareholders and recommended that Proposal Two be submitted to the Company’s shareholders for their approval.

On December 7, 2016, the Board unanimously adopted a resolution declaring the terms and conditions of the Reverse Stock Split to be advisable, directing that proposed amendments to the Delaware Certificate effecting the Reverse Stock Split be submitted to the shareholders of the Company for consideration and authorized and directed management of the Company to file a preliminary Proxy Statement with the SEC, and to effect any other filings and take all other corporate actions necessary or appropriate in connection therewith.

If the shareholders approve the Reverse Stock Split, subject to final action by the Board, the Company will file certificates of amendment to the Delaware Certificate with the Secretary of State of the State of Delaware in substantially the form attached hereto as Appendix E.  The Reverse Stock Split will become effective on the Effective Date which is the date the amendments are filed with the Secretary of State of the State of Delaware, or such later date as is specified in the filing.  The Company expects the amendments to become effective as soon as practicable following the Special Meeting, subject to final action by the Board.

Alternatives Considered

In its meetings on October 28 and November 29, 2016, the Board considered alternative transactions to reduce the number of shareholders but ultimately determined that the Reverse Stock Split was the preferred method.  The Board considered the following alternative strategies:

Issuer Tender Offer.  The Board considered an issuer tender offer to repurchase shares of the Company’s outstanding Common Stock.  The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature.  The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of record holders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements.  The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares.  In addition, the Board considered the cost of completing the tender offer, which could be significant in relation to the value of the shares sought to be purchased.

Purchase of Shares in the Open Market.  There is a limited trading market for the Common Stock and there would be no way to ascertain whether purchases would result in a smaller number of record shareholders; therefore, the Board believes it would be highly unlikely that shares could be acquired by the Company from a sufficient number of holders to accomplish the Board’s objectives.

Continuing As Is.  Finally, the Board considered taking no action to reduce the number of shareholders of the Company.  However, due to the Company’s significant costs of compliance under the Exchange Act, especially in relation to the Company’s overall expenses and smaller scope of operations than it engaged in during previous years, the Board believes that taking no action at this time is not in the best interests of the Company.

The Board has determined that the Reverse Stock Split is the most expeditious and economical method of changing the Company’s status from that of a reporting company to that of a non-reporting company.

Fairness of the Reverse Stock Split

The Board, acting on behalf of the Company believes that the Reverse Stock Split, a Rule 13e-3 Transaction, taken as a whole, is substantively and procedurally fair to and in the best interests of the Company and its affiliated and unaffiliated shareholders, including the Cashed Out Shareholders and Continuing Shareholders.  In determining the fairness of the Reverse Stock Split, the Board considered a number of factors prior to approval of the proposed transaction.

The Board recognized the concerns of shareholders owning of record fewer than 10,000 shares of Common Stock.  The Reverse Stock Split will allow such affiliated and unaffiliated Cashed Out Shareholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs, by receiving cash for their interest.

Continuing Shareholders (including unaffiliated shareholders) are expected to benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status.

Substantive Fairness Discussion.  In determining to approve the Reverse Stock Split and recommend that shareholders approve it, in addition to adopting the analysis presented by Cassel Salpeter, the Board, acting on behalf of the Company, considered the following material factors:

•	The limited trading market and liquidity of the Common Stock.

•	The opportunity afforded by the Reverse Stock Split for holders of even a small number of shares to receive a cash payment for their interest without brokerage costs.

•

The financial analyses reviewed and discussed with the Board by representatives of Cassel Salpeter as well as the oral opinion of Cassel Salpeter rendered to the Board on December 7, 2016 (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 7, 2016, the fairness, from a financial point of view, to the Cashed Out Shareholders of the consideration to be received by such holders in lieu of fractional shares in the Reverse Split.

•

The fact that the cash portion of the consideration to be received in the Reverse Split represents a premium of approximately 5.3% to the Company’s closing price of $0.19 per share on November 30, 2016 (the date of the last registered trade prior to December 7, 2016). This calculation of premium excludes proceeds from the Contingent Right, if any.

•

The reported market price of the Company’s common stock was between $0.10 and $0.25 per share during the period from December 7, 2015 through December 6, 2016, the last trading day before the Board approved the payment amount.

•

The fact that at the 1 for 10,000 ratio, the Reverse Stock Split would not significantly impact control of the Company, and that the Company estimates that the Company’s directors and executive officers beneficially owned approximately 1.1% of the Common Stock as of December 7, 2016 and would own approximately the same percentage following the Reverse Stock Split. However, see a detail discussion of factors affecting this beneficial ownership calculation in “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters”.  Accordingly, the Board did not view the Reverse Stock Split as significantly impacting control of the Company.

•	The potential of the Cashed Out Shareholders to recognize additional consideration as a result of the Contingent Right.

The foregoing discussion of the information and factors considered by the Board, while not exhaustive, includes the material considerations discussed by the Board. In view of the wide variety of the factors considered by the Board and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual members of the Board may have given different weights to different factors. The Board approved and recommended that the shareholders approve the Reverse Stock Split based upon its belief that the positive factors relating to the Reverse Stock Split outweigh the negative factors, in light of the totality of information presented to and considered by it.After evaluating these factors, the Board, acting on behalf of the Company, determined that the Reverse Stock Split, a Rule 13e-3 Transaction, is substantively fair to the affiliated and unaffiliated shareholders of the Company, including the Cashed Out Shareholders and Continuing Shareholders.

Procedural Fairness Discussion.  The Reverse Stock Split has not been structured to require the separate approval of shareholders unaffiliated with the Company because the Board, acting on behalf of the Company, concluded that the interests of unaffiliated shareholders were sufficiently represented at the Board level by the independent directors.

While all of our affiliated shareholders will remain shareholders following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated shareholders will have the same opportunity if they so choose (by purchasing a sufficient number of shares of Common Stock prior to the effective time of the Reverse Stock Split so that the shareholder’s total number of shares held of record immediately prior to the Reverse Stock Split is equal to or greater than 10,000).

No unaffiliated representative has been retained to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Reverse Stock Split.  Additionally, the Board made no specific provision to grant unaffiliated shareholders access to the Company’s corporate files, except as may be required by lawl, or to obtain counsel or appraisal services at the Company’s expense.  The Board noted that this Proxy Statement, along with our other filings with the SEC, provide a great deal of information to enable unaffiliated shareholders to make an informed decision as to the Reverse Stock Split.

Therefore, based on these factors, the Board, acting on behalf of the Company, determined that the Reverse Stock Split, a Rule 13e-3 Transaction, is procedurally fair to affiliated and unaffiliated shareholders who are Cashed Out Shareholders.

After evaluating the substantive and procedural fairness of the Reverse Stock Split, the Board, acting on behalf of the Company, concluded that the Reverse Stock Split is the most expeditious, efficient, cost effective and fair method to convert the Company from a reporting company to a privately-held non-reporting company.

Based on the factors described above, the Board, acting on behalf of the Company, unanimously determined that the purchase price for fractional shares of the Company’s Common Stock of $0.20 per share on a pre-split basis, plus a Contingent Right, is fair to the holders of Common Stock of the Company, including the unaffiliated shareholders of the Company, and voted to approve the Reverse Stock Split.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our directors and executive officers may have interests in the Reverse Stock Split that are different from your interests as a shareholder, and have relationships that may present conflicts of interest.  To the Company’s knowledge, each director and officer of the Company intends to vote all shares of Common Stock for which those persons have voting authority, for the proposed Reverse Stock Split and 2,875,000 restricted shares held by Messrs. Selman, Saperstein, Friedland, Glassman, and Tomlinson but for which they do not have voting authority will be automatically voted in proportion to how all other shareholders vote on the Proposals presented at the Special Meeting.  The shares held by the directors and executive officers, and for which they have beneficial ownership, represent approximately 1.1% of the voting power of the Common Stock on the Record Date.   See “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters.”

Intellectual Property

As part of our March 2007 acquisition of Auction Video, a pending United States patent was assigned to us covering certain aspects of uploading live webcam images. Subsequent to this acquisition, we began pursuing the final approval of the patent pending application and in March 2008 retained the law firm of Hunton & Williams to assist in expediting the patent approval process and to help protect rights related to proprietary Onstream technology. In April 2008, we revised the original patent application primarily for the purpose of splitting it into two separate applications (the “Original Applications”), which, while related, would be evaluated separately by the U.S. Patent and Trademark Office (“USPTO”).

With respect to the claims pending in the first of the two Original Applications (number 10/808,894), the USPTO issued various final and non-final rejections in August 2008, February 2009, May 2009, January 2010 and June 2010. Our responses to these rejections included modifications to certain claims made in the original patent application. In response to the June 2010 rejection we filed a Notice of Appeal with the USPTO on November 22, 2010 and we filed an appeal brief with the USPTO on February 9, 2011. The USPTO filed an Examiner's Answer to the Appeal Brief on May 10, 2011, which repeated many of the previous reasons for rejection, and we filed a response on July 8, 2011. On July 7, 2014, the USPTO issued a notice setting the hearing on this application before the Patent Trial and Appeal Board on September 18, 2014. As a result of that hearing, which we attended, on October 27, 2014 the Patent Trial and Appeal Board affirmed the Examiner’s rejection in part and reversed the Examiner’s rejection in part.  In response, the Examiner issued a new Office Action on March 5, 2015 rejecting the claims.  We conducted an interview with the Examiner on April 9, 2015 and filed a response to the Office Action on May 26, 2015, which contained certain proposed amendments to the claims. On June 19, 2015, the USPTO issued a Notice of Allowance and Fees Due, which granted the claims as submitted by us on May 26, 2015. On October 13, 2015, the USPTO issued to us U.S. Patent Number 9,161,068 (the “First Granted Patent”) with a Patent Term Adjustment of 2,377 days, resulting in a September 26, 2030 expiration date, provided all maintenance fees are paid.

On September 2, 2015, with reference to the First Granted Patent, we filed a Continuation Application with the USPTO and the USPTO issued a related Filing Receipt, establishing a September 2, 2015 filing date for a new patent application (number 14/843,457). On September 17, 2015, the USPTO issued a related Notice to File Missing Parts of Nonprovisional Application, which we filed our timely response to on January 19, 2016. On January 28, 2016, the USPTO issued a related Notice of Incomplete Reply, which we filed our timely response to on February 17, 2016. The Continuation Application process, which has no set time frame or end date, may result in issuance of another patent to us which may include broader and/or additional claims as compared to the First Granted Patent, although this cannot be assured. We do not expect the Continuation Application process to affect the enforceability of the First Granted Patent, nor do we expect the result of the Continuation Application process to result in modifications, or adverse impact, to the First Granted Patent.

With respect to the claims pending in the second of the two Original Applications (number 12/110,691), the USPTO issued a non-final rejection in June 2011 (which was reissued in January 2012) and a final rejection in June 2012. With respect to the June 2012 rejection, we filed a pre-appeal brief conference request on September 7, 2012 and the USPTO responded on September 27, 2012 with a decision to proceed to appeal. We filed a Request for Continuing Examination with the USPTO on April 5, 2013, which the USPTO responded to on June 12, 2013 with a non-final rejection. Our response to that non-final rejection was filed on November 12, 2013, which the USPTO responded to on January 10, 2014 with a final rejection. In response to this final rejection, we filed a Notice of Appeal on April 8, 2014 and the related Appeal Brief on June 9, 2014, which the USPTO responded to with an Examiner’s Answer on September 3, 2014.  On November 3, 2014 we filed a Reply Brief with the Patent Trial and Appeal Board and on June 16, 2016 the Patent Trial and Appeal Board issued their decision, which (i) reversed the Examiner’s previous rejection of the claims in Application 12/110,691 under 35 U.S.C. Section 112 (“lack of written description” and “enablement”) and (ii) affirmed the Examiner’s previous rejection of those claims under 35 U.S.C. Section 103 (“obviousness”).  On August 16, 2016, we filed a Request for Continued Examination with the USPTO, which included our response to the June 16, 2016 decision on appeal and a request that our application be reconsidered. Our response also included modifications to certain claims made in the original patent application. On August 25, 2016, the USPTO issued a Notice of Allowance and Fees Due, which granted the claims as submitted by us on August 16, 2016. On October 11, 2016, the USPTO issued to us U.S. Patent Number 9,467,728 (the “Second Granted Patent”) with a Patent Term Adjustment of 1,362 days, resulting in a December 16, 2027 expiration date, provided all maintenance fees are paid.

On September 2, 2016, with reference to the Second Granted Patent, we filed a Continuation Application with the USPTO and the USPTO issued a related Filing Receipt, establishing a September 2, 2016 filing date for a new patent application (number 15/255,416). The Continuation Application process, which has no set time frame or end date, may result in issuance of another patent to us which may include broader and/or additional claims as compared to the Second Granted Patent, although this cannot be assured. We do not expect the Continuation Application process to affect the enforceability of the Second Granted Patent, nor do we expect the result of the Continuation Application process to result in modifications, or adverse impact, to the Second Granted Patent.

Our management believes that the First and Second Granted Patents, as well as two other related patents still pending, may have significant value, although this cannot be assured, and is presently exploring the financial potential of the First and Second Granted Patents and the patents pending.  Certain of the former owners of Auction Video, Inc. have an interest in proceeds that we may receive under certain circumstances in connection with the First and Second Granted Patents and the patents pending (the “AV Interest”).

Contingent Right

Each Cashed Out Shareholder will be entitled to receive in cash a pro rata share of net proceeds to the Company in connection with a sale, license or other non-recourse monetization of the First and Second Granted Patents (the “Monetization Transaction”), provided further that such amounts are received in cash within eighteen months from the date of the Special Meeting and are received in connection with a definitive agreement entered into by the Company within one year from the date of the Special Meeting (“Patent Proceeds”). Net proceeds are after deduction of the Company’s expenses incurred in connection with (i) securing the First and/or Second Granted Patent and/or (ii) any Monetization Transaction, regardless of when any such expenses were incurred and including, but not limited to, the AV Interest, taxes, commissions, filing fees, and related legal fees. The pro rata share of Patent Proceeds will be determined using the ratio of (i) the number of Common Shares held by the Cashed Out Shareholder immediately prior to the Reverse Stock Split and that were purchased by the Company as a result of the Reverse Stock Split divided by (ii) the number of all of the Company’s Common Shares issued and outstanding immediately prior to the Reverse Stock Split. The preceding obligation to each Cashed Out Shareholder arising at the time of the Reverse Stock Split (the “Contingent Right”) is unsecured, is not transferable or assignable and expires on the eighteen months anniversary of the Reverse Stock Split.

Notwithstanding the above, the Contingent Right is only payable to the extent that the Company determines, in its sole but reasonable judgement, that it has sufficient remaining cash after utilizing the Patent Proceeds to (i) repurchase all partnership interests from Infinite Conferencing Partners, LLC, (ii) pay all the then outstanding indebtedness of the Company at the time of such sale, such indebtedness to include any and all past due accounts payable and accrued liabilities and (iii) provide the Company with such working capital as is necessary based on the sole but reasonable judgement of the Board to maintain its operations for the then foreseeable future. For clarity, to the extent the Company does not have sufficient remaining cash after considering the above cash requirements at the time the Contingent Right expires, no further amounts with respect to the Contingent Right will be payable by the Company.

Opinionof Financial Advisor to the Board

On December 7, 2016, Cassel Salpeter rendered its oral opinion to the Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 7, 2016, the fairness, from a financial point of view, to the Cashed Out Shareholders of the consideration to be received by such holders in lieu of fractional shares in the Reverse Split.

The summary of Cassel Salpeter’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Appendix F to this Proxy Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be or constitutes advice or a recommendation to any security holder as to how such security holder should act or vote with respect to any matter relating to the proposed Reverse Split or otherwise.

The opinion was addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Reverse Split.  Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to the Company or any other party to the Reverse Split, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the Board took into account in making its determination to approve the Reverse Split.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the consideration to be received by the Cashed Out Shareholders in lieu of the fractional shares that such holders would otherwise have received in the Reverse Split was fair, from a financial point of view, to such holders and did not address any other terms, aspects, or implications of the Reverse Split, including, without limitation, any term or aspect of the Reverse Split that was not susceptible to financial analyses, the fairness of the Reverse Split or all or any portion of the consideration to any other security holders of the Company, or any other person or any creditors or other constituencies of the Company, or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Reverse Split, or any class of such persons, relative to the consideration in the Reverse Split, or otherwise.  Cassel Salpeter did not express any opinion as to what the value of shares of Common Stock or Contingent Rights actually would be when issued to the holders of Common Stock in the Reverse Split or the prices at which shares of Common Stock or Contingent Rights may trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the Reverse Split as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Reverse Split.  The financial and other terms of the Reverse Split were determined by the Board and were not determined by or pursuant to any recommendation from Cassel Salpeter.  In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

 Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of the date of the opinion.  Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

For purposes of its analysis and opinion, Cassel Salpeter, at the Board’s direction, (i) assumed that each Contingent Right would entitle the holder thereof to participate in the value, if any, realized from certain intellectual property (the “First and Second Granted Patents”) pro rata and on the same basis as though such holders had received, with respect thereto, one ten thousandth (0.0001) of a share of Common Stock in the Reverse Split and (ii) evaluated the fairness of the consideration to be received in lieu of fractional shares on the basis of a comparison of the cash consideration with the value reference ranges per share of Common Stock indicated by its financial analyses for the Company excluding the First and Second Granted Patents.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•         Reviewed certain publicly available financial information and other data with respect to the Company that Cassel Salpeter deemed relevant.

•         Reviewed certain other information and data with respect to the Company made available to Cassel Salpeter by the Company, including financial projections with respect to the financial performance of the Company, excluding the First and Second Granted Patents, for the fiscal years ending September 30, 2016 through September 30, 2020, prepared by management of the Company (the “Projections”), estimates of the Company’s net operating loss tax carryforwards (“NOLs”), information relating to the potential tax savings available to the Company based on the NOLs (the “Estimated NOL Tax Savings”), and other internal financial information furnished to Cassel Salpeter by or on behalf of the Company.

•         Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•         Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•         Discussed the business, operations and prospects of the Company with the Company’s management and certain of the Company’s representatives.

•         Conducted such other analyses and inquiries, and considered such other information factors as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the Board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading.  Cassel Salpeter also relied upon, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development and marketing of such technology, products and services; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at the Board’s direction, that there would be no developments with respect to any such matters that would adversely affect Cassel Salpeter’s analyses or opinion.  Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, the Reverse Split, or otherwise.  Cassel Salpeter understood and assumed that the Company had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

The Board also advised Cassel Salpeter, and Cassel Salpeter assumed, that (i) the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, excluding the First and Second Granted Patents, and (ii) the Projections provided a reasonable basis upon which to analyze and evaluate the Company, excluding the First and Second Granted Patents, and form an opinion.  Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based.

Cassel Salpeter did not evaluate the solvency or creditworthiness of the Company or any other party to the Reverse Split or whether the Company or any other party to the Reverse Split is paying or receiving reasonably equivalent value in the Reverse Split under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of the Company or any other party to the Reverse Split to pay its obligations when they come due.  Cassel Salpeter did not physically inspect the Company’s properties or facilities and did not make or obtain any evaluations or appraisals of the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities).  Cassel Salpeter did not attempt to confirm whether the Company had good title to its assets.  Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Board, the Company or any other party.

Cassel Salpeter assumed, with the Board’s consent, that the Reverse Split would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Reverse Split, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on the Company or the Reverse Split.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including Enterprise Value.  “Enterprise Value” generally refers to the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of December 6, 2016, (2) the relevant values for the selected transactions analysis described below were calculated on an Enterprise Value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of the Company were based on the Projections, and (4) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of the Company, excluding the First and Second Granted Patents and taking into account the NOLs, using the Projections and the Estimated NOL Tax Savings.  In performing this analysis, Cassel Salpeter applied a range of discount rates of 10.9% to 12.9% and a range of terminal value multiples of 0.80x to 1.00x to the Company’s projected 2020 revenue.  This analysis indicated an implied value reference range of $0.08 to $0.19 per share of Common Stock, excluding the First and Second Granted Patents, as compared to the cash consideration of $0.20 per share of Common Stock.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for the Company and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included Enterprise Value as a multiple of the relevant company’s revenue for the latest twelve months for which financial data was publicly available, or “LTM Revenue,” and Enterprise Value as multiple of estimated revenue for the next fiscal year, or “NFY E Revenue.”  The selected companies with publicly traded equity securities were:

•         Brightcove Inc.

•         Limelight Networks, Inc.

•         NeuLion, Inc.

•         Qumu Corporation

•         Sonic Foundry, Inc.

•         Glowpoint, Inc.

•         Broadview Networks Holdings, Inc

Cassel Salpeter calculated the following multiples with respect to the selected companies:

Enterprise Value Multiple of	High	Mean	Median	Low
LTM Revenue	1.63x	0.95x	0.93x	0.52x
NFY E Revenue	1.45x	1.03x	1.07x	0.54x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiples of 0.80x to 1.00x to the Company’s revenue for the last twelve months ended June 30, 2016 and 0.80x to 1.00x to the Company’s projected revenue for the fiscal year ending September 30, 2017, which indicated an implied value reference range of $0.14 to $0.25 per share of Common Stock, excluding the First and Second Granted Patents, as compared to the cash consideration of $0.20 per share of Common Stock.

None of the selected companies have characteristics identical to the Company. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for the Company and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included Enterprise Value as a multiple of trailing twelve months, or “TTM,” revenue.  The selected transactions were:

Target	Acquiror
Premiere Global Services	Siris Capital Group, Siris Partners II L.P., Siris Partners II Parallel, L.P., Siris Partners II Parallel, L.P., Siris Partners III, L.P.
SimpleSignal, Inc.	Vonage Holdings Corp
Conference Plus, Inc.	Arkadin, Inc.
Qumu, Inc.	Rimage Corporation
Wimba, Inc.	Blackboard, Inc.

Cassel Salpeter calculated the following multiples with respect to the selected transactions:

	High	Mean	Median	Low
Enterprise Value as a Multiple of TTM Revenue	3.99x	2.42x	1.73x	0.95x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiples of 0.80x to 1.00x to the Company’s revenue for the last twelve months ended June 30, 2016, which indicated an implied value reference range of $0.14 to $0.26 per share of Common Stock, excluding the First and Second Granted Patents, as compared to the cash consideration of $0.20 per share of Common Stock.

None of the target companies or transactions in the selected transactions have characteristics identical to the Company or the proposed Reverse Split. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter became entitled to receive a fee of $75,000 for rendering its opinion and providing financial advisory services to the Board, no portion of which is contingent upon the completion of the Reverse Split. In addition, the Company agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Certain Effects of the Reverse Stock Split on the Company’s Shareholders

Rights, Preferences and Limitations

There are no differences between the respective rights, preferences or limitations of the Common Stock before the Reverse Stock Split and Common Stock after the Reverse Stock Split.  There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s Common Stock before and after the Reverse Stock Split.  If the Reverse Stock Split is approved, the interests of Continuing Shareholders will not materially change.

The Company estimates that after the Reverse Stock Split is effected the number of shares of Common Stock outstanding will be approximately 3,018 shares in the hands of approximately 184 shareholders.  The total number of fractional shares to be purchased is estimated to be equivalent to approximately 1.7 million shares of Common Stock on a pre-split basis at a cost of approximately $331,000, excluding any payments made in connection with the Contingent Right. However, this is only an estimate and the exact number of shares that will be purchased in connection with the Reverse Stock Split will be determined on the Effective Date. This also does not include professional fees and other expenses incurred by the Company in connection with effecting these transactions. The cost of the Reverse Stock Split transaction will be paid from the Company’s available cash and other liquid assets, as set forth under “Financial Information – Pro Forma Consolidated Financial Statements (Unaudited)”.  No other material impact on the Company’s financial statements is expected.

Board Discretion

The Board has retained the final authority to determine if and when to file the amendments to the Delaware Certificate with the Secretary of State of Delaware in order to effectuate the Reverse Stock Split.  Notwithstanding authorization of the proposed transactions by our shareholders, the Board may abandon the Reverse Stock Split at any time without further action by our shareholders, or may file the amendment at any time without further notice to or action by our shareholders.

Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to the Company and to shareholders resulting from the Reverse Stock Split.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change.  This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect.  No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Stock Split.

This summary does not address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person or entity.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to the Company’s shareholders in light of their individual investment circumstances nor to shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, retirement plans, mutual funds, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), financial institutions, life insurance companies, regulated investment companies, taxpayers subject to the alternative minimum tax or who have elected mark-to-market accounting, U.S. expatriates or former long-term residents, and foreign taxpayers), or who hold, have held, or will hold stock as part of a straddle, hedging, or conversion, constructive sale or other integrated transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse Stock Split under any state, local, or foreign tax laws.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.  Partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Reverse Stock Split.

The Company will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the Company’s shareholders as a result of the Reverse Stock Split.  Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local, and foreign income and other tax laws.

This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.  This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

The Company believes that the Reverse Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes.  This should result in no material federal income tax consequences to the Company or to its shareholders who do not receive cash in the transaction.  However, if you are receiving cash in the transaction, the payment to you may be the last distribution you will receive from the Company and you may recognize gain or loss for federal income tax purposes.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances, including what impact the proceeds, if any, from the Contingent Right may have on the above.

Shareholders who do not receive cash in connection with the Reverse Stock Split

If you (1) continue to hold stock directly immediately after the Reverse Stock Split and (2) you receive no cash as a result of the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split for federal income tax purposes.  Your aggregate adjusted tax basis in your shares of stock held immediately after the Reverse Stock Split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Reverse Stock Split and you will have the same holding period in your stock as you had in such stock immediately prior to the Reverse Stock Split.

Shareholders who receive cash in connection with the Reverse Stock Split

If you receive cash in lieu of fractional shares as a result of the Reverse Stock Split, the cash you receive may be the last distribution you will receive from the Company with respect to the cashed out stock.  You will generally recognize capital gain or loss on the Reverse Stock Split for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed [20%] (for tax year 2016).   For certain taxpayers, capital gains may also become subject to the  Medicare tax. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.  Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders may be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Company’s transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date of the Reverse Stock Split.  Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Reverse Stock Split may result in capital gain income to you depending on your individual circumstances.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

The preceding discussion of the material U.S. Federal Income Tax consequences of the Reverse Stock Split is general and does not include all consequences to every shareholder under federal, state, local, or foreign tax laws.  Accordingly, each shareholder should consult its own tax advisor as to the particular tax consequences to it of the reverse stock split, including the applicability and effect of any state, local, or foreign tax laws, and of any proposed changes in applicable law.

PROPOSAL 2: ADDITIONAL INFORMATION

General

The Board, acting on behalf of the Company, has unanimously adopted a resolution approving, and recommending to shareholders for approval, amendments to the Delaware Certificate to effect the proposed 1 for 10,000 Reverse Stock Split.  The form of amendment is attached hereto as Appendix E.

If the shareholders approve the Reverse Stock Split, subject to final action by the Board, the Company will file the amendments to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.  The Reverse Stock Split will become effective on the Effective Date, which is the date the amendments are filed with the Secretary of State of the State of Delaware, or such later date as is specified in the filing.  The Company expects the amendments to become effective as soon as practicable following the Special Meeting.

The Company had 23,786,563 shares of Common Stock outstanding as of the Record Date.  The Company estimates that approximately $331,000 will be paid in cash in lieu of fractional shares after the Reverse Stock Split, excluding any payments made in connection with the Contingent Right. This also does not include professional fees and other expenses incurred by the Company in connection with effecting these transactions.

Payment for Fractional Shares

Within twenty (20) days after the Effective Date, the Company will mail to the Cashed Out Shareholders a notice of the filing of the certificate of amendment and a letter of transmittal containing instructions with respect to the submission of shares of Common Stock to the Company.  No certificates or scrip representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Instead, shareholders holding of record fewer than 10,000 shares of Common Stock immediately prior to the Reverse Stock Split, upon surrender of their old certificates, will receive cash in lieu of the fractional share of Common Stock resulting from the Reverse Stock Split. Such cash will be paid within approximately ten days following surrender of the old certificates.  The price payable by the Company for fractional shares will be determined by multiplying the number of shares of Common Stock held of record by each Cashed Out Shareholder immediately before the Effective Date by $0.20 plus amounts paid, if any, in connection with Contingent Rights.

Holders of fractional shares will be entitled to receive, and the Company will be obligated to make payment for, cash in lieu of fractional shares only by transmitting stock certificate(s) for shares of Common Stock to the Company, together with the properly executed and completed letter of transmittal. Cashed Out Shareholders may incur a fee in connection with insuring the package (with share certificate and Letter of Transmittal) that is sent to the Company's transfer agent.  Cashed Out Shareholders who have lost their certificate would incur an additional fee for a surety bond.

The above process will also apply to shareholders holding of record greater than 10,000 shares of Common Stock immediately prior to the Reverse Stock Split, to the extent that they will also receive cash in lieu of any fractional share of Common Stock otherwise issuable to them resulting from the Reverse Stock Split.

Any holder of record of fewer than 10,000 shares of Common Stock who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock such that the total number of shares held of record in such holder’s name immediately prior to the Reverse Stock Split is equal to or greater than 10,000.  Due to the limited trading market for the Company’s Common Stock it is possible that a shareholder desiring to retain an equity interest in the Company may not be able to purchase enough shares to retain an equity interest in the Company at a fair price or at all.

We intend to treat shareholders holding shares of our Common Stock in street name in the same manner as registered shareholders whose shares are registered in their names.  Prior to the Effective Date, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name.  We will ask them to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in street name.  We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed-out.  However, these brokers, banks and other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split.  If you hold your shares in street name with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Exchange of Certificates

If you are a Continuing Shareholder with a stock certificate representing your shares, your stock certificate(s) must be exchanged for a new stock certificate(s) that will bear a new CUSIP number. The Company’s transfer agent will furnish shareholders with the necessary materials and instructions to effect the surrender promptly following the Effective Date of the Reverse Stock Split. The letter of transmittal will direct how old certificates are to be surrendered for new certificates. Shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the transfer agent in accordance with the instructions set forth in the transmittal letter before they can receive their new stock certificate(s) for those shares. The letter of transmittal will also contain instructions in the event that your certificate(s) has been lost, destroyed, or mutilated. Do not send your stock certificates to us, and do not send them to the transfer agent until you have received a transmittal letter and followed the instructions in the letter of transmittal.

Vote Required

Approval of the Reverse Stock Split will require approval by a majority of the outstanding shares of Common Stock entitled to vote thereon.  Accordingly, the Reverse Stock Split will be approved if at least 11,893,282 shares of Common Stock are voted in favor of the Reverse Stock Split.  Following this shareholder approval, our Board will determine when, and if, to file the amendment with the Secretary of State of the State of Delaware.  At this time, the Company believes that a majority of the shares entitled to vote thereon will be voted in favor of the Reverse Stock Split.

Appraisal and Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law or the Company’s Certificate of Incorporation or Amended and Restated By-Laws, as amended (the “By-Laws”), to shareholders who dissent from the Reverse Stock Split.  The Company will not independently provide its shareholders with any such right.

Source and Amount of Funds or Other Consideration; Expenses of Transaction

The cost of the Reverse Stock Split transaction will be paid from the Company’s available cash and other liquid assets, as set forth under “Financial Information – Pro Forma Consolidated Financial Statements (Unaudited)”. Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Reverse Stock Split, we do not know the exact cost of the Reverse Stock Split.  However, based on information that we have received as of November 22, 2016 from our transfer agent and the DTC with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other expenses, we believe that the total cash requirement of the Reverse Stock Split to us will be approximately $511,000, comprised of approximately $331,000 estimated for repurchase of fractional shares plus approximately $180,000 for estimated fees and expenses related to the Reincorporation and the Reverse Stock Split. This excludes any payments made in connection with the Contingent Right.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL AND THE RELATED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

FINANCIAL INFORMATION

Selected Historical Financial Information

        The following summary of historical consolidated financial data was derived from our audited consolidated financial statements as of and for each of the years ended September 30, 2014 and 2015, and from our unaudited interim consolidated financial statements as of and for the nine months ended June 30, 2015 and 2016. The statement of operations data for the nine months ended June 30, 2015 and 2016 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our consolidated financial statements and other financial information, including the notes thereto, contained in our Annual Report on Form 10-K for the year ended September 30, 2015 and our Quarterly Report on Form 10-Q for the nine and three months ended June 30, 2016, which information is incorporated by reference in this Proxy Statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference" beginning on page 72.

Selected statement of operations data:

	For the nine months ended June 30,		For the twelve months ended September 30,

	2016	2015	2015	2014

Total revenue	$11,519,194	$12,394,852	$16,143,306	$16,933,194
Total costs of revenue	3,232,977	3,401,001	4,455,229	4,722,221
Gross margin	8,286,217	8,993,851	11,688,077	12,210,973

General and administrative expenses	8,121,171	8,574,416	11,216,498	11,435,174
Impairment loss on goodwill
and other intangible assets	-	5,598,021	5,598,021	-
Impairment loss on property and equipment	-	-	800,000	-
Depreciation and amortization	249,459	549,287	685,954	956,027
Total operating expenses	8,370,630	14,721,724	18,300,473	12,391,201

Loss from operations	(84,413)	(5,727,873)	(6,612,396)	(180,228)

Interest and other expense, net	(1,122,029)	(1,387,224)	(1,751,280)	(1,477,927)

Net loss	$(1,206,442)	$(7,115,097)	$(8,363,676)	$(1,658,155)
Net income attributable to
noncontrolling owners’ interest in
Variable Interest Entity	(607,039)	(133,333)	(233,333)	-
Onstream Media shareholders’ net loss	$(1,813,481)	$(7,248,430)	$(8,597,009)	$(1,658,155)

Onstream Media shareholders’
net loss per share – basic and diluted	$(0.07)	$(0.29)	$(0.34)	$(0.07)
Weighted average shares of common stock
outstanding – basic and diluted	26,085,526	25,119,891	25,244,726	23,172,634

Selected balance sheet data:

	As of June 30,		As of September 30,
	2016	2015	2015	2014

Current assets	$2,494,104	$2,717,694	$2,513,347	$2,634,155
Non-current assets	3,909,439	5,040,073	4,124,933	10,877,628
Total assets	$6,403,543	$7,757,767	$6,638,280	$13,511,783

Accounts payable and accrued liabilities	$4,682,630	$4,436,217	$4,526,553	$3,994,192
Deferred revenue	72,968	105,573	127,220	77,624
Debt – current portion, net of discount	3,483,525	3,340,402	3,200,082	2,451,681
Total current liabilities	8,239,123	7,882,192	7,853,855	6,523,497
Debt – net of current portion and discount	-	1,617,771	1,833,000	2,648,331
Total liabilities	8,239,123	9,499,963	9,686,855	9,171,828
Total equity (deficit)	(1,835,580)	(1,742,196)	(3,048,575)	4,339,955
Total liabilities and equity (deficit)	$6,403,543	$7,757,767	$6,638,280	$13,511,783

Non-current assets is primarily goodwill and other intangible assets and also includes property and equipment .

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheets as of September 30, 2015 and June 30, 2016 and the unaudited pro forma consolidated statements of operations for the twelve months ended September 30, 2015 and for the nine months ended June 30, 2016, show the pro forma effect of the Reincorporation and the Reverse Stock Split, as well as our repurchase of Fractional Shares and other related transactions, as of June 30, 2016 and for the nine months then ended and as of September 30, 2015 and for the twelve months then ended.  The historical amounts as of and for the nine months ended June 30, 2016 were derived from the Company’s unaudited consolidated financial statements that were included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  The historical amounts as of and for the twelve months ended September 30, 2015 were derived from our audited consolidated financial statements that were included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

The pro forma information below gives effect of the Reverse Stock Split based on our payment of $330,666 for the repurchase of the equivalent of 1,653,332 common shares (the “Fractional Shares”), calculated on a pre reverse split basis, and our payment of $180,000 of estimated non-recurring expenses to effect the Reincorporation and the Reverse Stock Split (including the repurchase of Fractional Shares).  The Reverse Stock Split assumes that the Fractional Shares are repurchased for a pre reverse split price of $0.20 per share, subject to any applicable U.S. federal, state and local withholding taxes and does not reflect any payments related to the Contingent Right.  Pro forma adjustments to the pro forma consolidated balance sheet as of June 30, 2016 and to the pro forma consolidated statement of operations for the nine months then ended are computed as if the Reverse Stock Split, our repurchase of Fractional Shares and other related transactions had occurred at October 1, 2015. Pro forma adjustments to the pro forma consolidated balance sheet as of September 30, 2015, and to the pro forma consolidated statement of operations for the twelve months then ended are computed as if the Reverse Stock Split, our repurchase of Fractional Shares and other related transactions had occurred at October 1, 2014.  Anticipated cost savings resulting from the Reverse Stock Split (including the repurchase of Fractional Shares) are not reflected in the pro forma financial information.

The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been if the Reverse Stock Split, our repurchase of Fractional Shares and other related transactions had occurred as of the dates presented, or of our financial position or results of operations in the future.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED PRO FORMA BALANCE SHEET June 30, 2016

		PRO FORMA ADJUSTMENTS
	HISTORICAL		PRO FORMA

ASSETS:
Cash and cash equivalents (including $110,299 for cash of Variable Interest Entity)	$476,815	$(366,516)	$110,299
Accounts receivable (including $458,703 for accounts receivable of
Variable Interest Entity), net of allowance for doubtful accounts of $291,556	1,878,023	-	1,878,023
Prepaid expenses	73,111	-	73,111
Inventories and other current assets	66,155	-	66,155
Total current assets	2,494,104	(366,516)	2,127,588
PROPERTY AND EQUIPMENT, net	509,141	-	509,141
GOODWILL, net	3,207,314	-	3,207,314
OTHER NON-CURRENT ASSETS	192,984	55,000	247,984
Total assets	$6,403,543	$(311,516)	$6,092,027

LIABILITIES:
Accounts payable	$1,869,843	$-	$1,869,843
Accrued liabilities (including $82,688 for accrued liabilities of Variable Interest Entity)	1,651,018	-	1,651,018
Amounts due to directors and officers	1,161,769	(1,017,093)	144,676
Deferred revenue	72,968	-	72,968
Notes and leases payable – current portion, net of discount	2,339,918	(361,566)	1,978,352
Convertible debentures – current portion, net of discount	1,143,607	(1,143,607)	-
Total current liabilities	8,239,123	(2,522,266)	5,716,857
Notes and leases payable, net of current portion and discount	-	-	-
Convertible debentures, net of discount	-	-	-
Total liabilities	8,239,123	(2,522,266)	5,716,857

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
Common stock, par value $.0001 per share; authorized
75,000,000 and 10,000 shares, 23,472,080 and 3,018 shares
issued and outstanding, historical and pro forma respectively	2,346	(2,346)	-
Common stock committed for issue – 2,891,667 and 289
shares, historical and pro forma respectively	268	-	268
Additional paid-in capital	145,315,347	1,163,773	146,479,120
Obligation to repurchase common shares	(221,804)	-	(221,804)
Accumulated deficit	(150,831,737)	(676)	(150,832,413)
Total Onstream Media stockholders’ deficit	(5,735,580)	1,160,750	(4,574,830)
Noncontrolling owners’ interest in Variable Interest Entity	3,900,000	1,050,000	4,950,000
Total (deficit) equity	(1,835,580)	2,210,750	375,170
Total liabilities and (deficit) equity	$6,403,543	$(311,516)	$6,092,027

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES CONSOLIDATED PRO FORMA BALANCE SHEET September 30, 2015

		PRO FORMA ADJUSTMENTS
	HISTORICAL		PRO FORMA

ASSETS:
Cash and cash equivalents (including $53,503 for cash of Variable Interest Entity)	$316,887	$(263,384)	$53,503
Accounts receivable (including $152,481 for accounts receivable of
Variable Interest Entity), net of allowance for doubtful accounts of $245,375	2,051,477	-	2,051,477
Prepaid expenses	97,275	-	97,275
Inventories and other current assets	47,708	-	47,708
Total current assets	2,513,347	(263,384)	2,249,963
PROPERTY AND EQUIPMENT, net	704,825	-	704,825
GOODWILL, net	3,207,314	-	3,207,314
OTHER NON-CURRENT ASSETS	212,794	55,000	267,794
Total assets	$6,638,280	$(208,384)	$6,429,896

LIABILITIES:
Accounts payable	$2,185,462	$-	$2,185,462
Accrued liabilities (including $34,673 for accrued liabilities of Variable Interest Entity)	1,404,959	-	1,404,959
Amounts due to directors and officers	936,132	(813,203)	122,929
Deferred revenue	127,220	-	127,220
Notes and leases payable – current portion, net of discount	2,032,183	(254,142)	1,778,041
Convertible debentures – current portion, net of discount	1,167,899	(258,176)	909,723
Total current liabilities	7,853,855	(1,325,521)	6,528,334
Notes and leases payable, net of current portion and discount	676,075	-	676,075
Convertible debentures, net of discount	1,156,925	(941,824)	215,101
Total liabilities	9,686,855	(2,267,345)	7,419,510

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
Common stock, par value $.0001 per share; authorized
75,000,000 and 10,000 shares, 22,869,580 and 2,828 shares
issued and outstanding, historical and pro forma respectively	2,285	(2,285)	-
Common stock committed for issue – 2,771,667 and 277
shares, historical and pro forma respectively	268	-	268
Additional paid-in capital	145,188,932	959,822	146,148,754
Obligation to repurchase common shares	(221,804)	-	(221,804)
Accumulated deficit	(149,018,256)	51,424	(148,966,832)
Total Onstream Media stockholders’ deficit	(4,048,575)	1,008,961	(3,039,614)
Noncontrolling owners’ interest in Variable Interest Entity	1,000,000	1,050,000	2,050,000
Total (deficit) equity	(3,048,575)	2,058,961	(989,614)
Total liabilities and (deficit) equity	$6,638,280	$(208,384)	$6,429,896

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

EXPLANATION OF PRO FORMA ADJUSTMENTS TO CONSOLIDATED PRO FORMA BALANCE SHEETS

Pro forma adjustments to cash and cash equivalents are as follows:

	6/30/16	9/30/15
Infinite Conferencing Partners (“Partners”) funding	$1,050,000	$1,050,000
Estimated Fees and Expenses related to above Partners funding	(52,500)	(52,500)
Distributions related to above Partners funding	(236,250)	(315,000)
Repayment of Sigma Note	(600,000)	(600,000)
Net repayments under the Line	(361,566)	(254,142)
Interest expense reduction from repayments and conversions of debt	344,466	418,924
Estimated Fees and Expenses related to Reincorporation and Reverse Stock Split	(180,000)	(180,000)
Repurchase of Fractional Shares resulting from Reverse Stock Split	(330,666)	(330,666)
Pro forma cash decrease	$(366,516)	$(263,384)

Each of the above transactions affecting cash are discussed in more detail as part of the explanation of the pro forma adjustments to the other balance sheet captions below, except for the estimated fees and expenses and the distributions related to the Partners funding and the interest expense reduction from repayments and conversions of debt, which are discussed in the explanation of the pro forma adjustments to the statements of operations:

The $55,000 pro forma adjustment to other non-current assets as of 6/30/16 and 9/30/15 represents the estimated portion of the estimated $180,000 fees and expenses related to the Reincorporation and Reverse Stock Split that is related to the Reincorporation.

The pro forma adjustments to amounts due to directors and officers of $1,017,093 and $813,203 as of 6/30/16 and 9/30/15, respectively, represent (i) our liability for reimbursing the Executives for any shortfall, as compared to $0.29 per share, with respect to the proceeds from the Executives’ resale of certain shares we agreed to issue to them (and recorded on our books as shares committed for issuance) as a partial settlement of unpaid contractual wages plus (ii) the remaining balance of unpaid contractual wages due to the five Executives not previously settled by that share issuance or otherwise. With respect to the first item, the shortfall may be reimbursed to the Executives by us in cash, or at our option, by the issuance of additional fully vested common shares (the “Additional Executive Shares”), with the Additional Executive Shares subject to reimbursement by us to the Executives of any shortfall from the gross proceeds upon resale as compared to the fair value used to determine the number of such Additional Executive Shares.With respect to the second item, the Executives did agree that they would accept payment in equity of such shortfalls to a certain extent and under certain terms. We have included the settlement of these liabilities by the issuance of common shares at $0.20 per share (pre-reverse split) in these pro forma statements, since we believe that such transaction will be necessary in order to achieve positive equity at the time of our repurchase of Fractional Shares resulting from the Reverse Stock Split.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

EXPLANATION OF PRO FORMA ADJUSTMENTS TO CONSOLIDATED PRO FORMA BALANCE SHEETS

The pro forma adjustments to notes and leases payable – current portion, net of discount of $361,566 and $254,142 as of 6/30/16 and 9/30/15, respectively, represent the net repayments under the Line that would leave an ending pro forma cash balance equal to the cash balance of the Variable Interest Entity. We may presently borrow up to an aggregate of $2.0 million under the Line for working capital, collateralized by our accounts receivable and certain other related assets and the amount of such borrowing being further subject to the amount, aging and concentration of such receivables. As of December 15, 2016, the outstanding balance under the Line was approximately $1,864,000, which exceeded the Borrowing Base by approximately $404,000. In a letter dated October 26, 2016, the Lender agreed that there was no default by us with respect to such over advances up to and including October 31, 2016, although this does not constitute authorization for any non-compliance with these provisions after October 31, 2016. Although there is no formal obligation to do so, the Lender is presently allowing such over advance condition to continue, under their expectation that we are seeking alternative funding to replace that over advance. The Lender is also charging us an additional 3% per annum interest as long as such over advance condition continues, which additional charge was effective starting August 1, 2016.

The pro forma adjustments to convertible debentures, net of discount (current and non-current portions combined), of $1,143,607 and $1,200,000 as of 6/30/16 and 9/30/15, respectively, represent (i) the repayment of $600,000 against the outstanding balance of the Sigma Note, which repayment would be required as a result of our receipt of certain funds from Infinite Conferencing Partners included in these pro forma statements and as discussed below and (ii) the conversion of the outstanding balance of the $400,000 Rockridge Note and the $200,000 convertible portion of the outstanding balance of the Fuse Notes to common shares at $0.20 per share (pre-reverse split), which conversions were included in these pro forma statements, since we believe that such transactions will be necessary in order to achieve positive equity at the time of our repurchase of Fractional Shares resulting from the Reverse Stock Split. Although the conversion prices set forth in these notes are higher than $0.20 per share (pre-reverse split), we believe that the lower price, which is based on market, will be necessary in order to induce these noteholders to convert to equity, since such conversion per the terms of the notes is at their option.

The pro forma adjustments to common stock, par value, of $2,346 and $2,285 as of 6/30/16 and 9/30/15, respectively, represent the 10,000 to 1 reduction in the number of outstanding common shares resulting from the Reverse Stock Split, but which is not expected to result in a change in the par value of our common shares from $.0001 per share.

The pro forma adjustments to additional paid in capital, of $1,163,773 and $959,822 as of 6/30/16 and 9/30/15, respectively, represent the equity increases resulting from the following transactions as discussed above: (i) $1,017,093 and $813,203, respectively, from the conversion of amounts due to the Executives (ii) $600,000 from the conversion of the Rockridge Note and a portion of the Fuse Notes and (iii) $2,346 and $2,285, respectively, related to the decrease in the cumulative par value of all common stock, such equity increases being offset by decreases in equity arising from (iv) $330,666 paid by us to repurchase Fractional Shares resulting from the Reverse Stock Split and (v) $125,000 for the estimated portion of the estimated $180,000 fees and expenses related to the Reincorporation and Reverse Stock Split that is related to the Reverse Stock Split.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

EXPLANATION OF PRO FORMA ADJUSTMENTS TO CONSOLIDATED PRO FORMA BALANCE SHEETS

The pro forma adjustments to accumulated deficit, of $676 (decrease) and $51,424 (increase) as of 6/30/16 and 9/30/15, respectively, represent the cumulative totals of the pro forma adjustments to the statements of operations for the nine months ended 6/30/16 and the twelve months ended 9/30/15, respectively, and which are discussed in the explanations of the pro forma adjustments to the those statements.

The pro forma adjustments to noncontrolling owners’ interest in Variable Interest Entity of $1,050,000 as of 6/30/16 and 9/30/15 represent proceeds from Infinite Conferencing Partners (Partners) funding.From September through December 16, 2016, subscriptions for approximately $650,000 were received by Partners and funded against an anticipated total of $1.5 million for our sale, which we expect will be effective on or about December 31, 2016, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Third Tranche of Additional Sold Accounts”) to Partners, will represent historical annual revenues of approximately $1.9 million, and will be sold under the same terms existing for the accounts sold to Partners in February 2015, December 2015 and June 2016. The pro forma adjustment of $1,050,000 is the remaining $850,000 to be funded plus $200,000 of the $650,000 that was not funded or received until December 16, 2016 and thus have not yet been committed by us for other purposes. We have included the future anticipated cash proceeds of $1,050,000 from this transaction in these pro forma statements, since we believe that such transaction will be necessary in order to achieve positive equity at the time of our repurchase of Fractional Shares resulting from the Reverse Stock Split.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 2016

		PRO FORMA ADJUSTMENTS
	HISTORICAL		PRO FORMA
REVENUE:
Audio and web conferencing	$6,159,476	$-	$6,159,476
Webcasting	3,576,241	-	3,576,241
Network usage	1,268,683	-	1,268,683
DMSP and hosting	496,991	-	496,991
Other	17,803	-	17,803
Total revenue	11,519,194	-	11,519,194

COSTS OF REVENUE:
Audio and web conferencing	1,601,962	-	1,601,962
Webcasting	917,723	-	917,723
Network usage	591,018	-	591,018
DMSP and hosting	122,274	-	122,274
Other	-	-	-
Total costs of revenue	3,232,977	-	3,232,977

GROSS MARGIN	8,286,217	-	8,286,217

OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	5,606,566	-	5,606,566
Compensation paid with common
shares and other equity	203,889	-	203,889
Professional fees	608,421	-	608,421
Other	1,702,295	-	1,702,295
Depreciation and amortization	249,459	-	249,459
Total operating expenses	8,370,630	-	8,370,630

Loss from operations	(84,413)	-	(84,413)

INTEREST AND OTHER EXPENSE, NET:
Interest expense	(912,370)	288,074	(624,296)
Other expense, net	(209,659)	(52,500)	(262,159)
Total interest and other expense, net	(1,122,029)	235,574	(886,455)

Net loss	(1,206,442)	235,574	(970,868)
Net income attributable to noncontrolling
owners’ interest in Variable Interest Entity	(607,039)	(236,250)	(843,289)

Onstream Media shareholders’ net loss	$(1,813,481)	$(676)	$(1,814,157)

Onstream Media shareholders’ net loss
per share – basic and diluted	$(0.07)	$(557.93)	$(558)
Weighted average shares of common stock
outstanding – basic and diluted	26,085,526	(26,082,274)	3,252

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED SEPTEMBER 30, 2015

		PRO FORMA ADJUSTMENTS
	HISTORICAL		PRO FORMA
REVENUE:
Audio and web conferencing	$9,117,281	$-	$9,117,281
Webcasting	4,553,587	-	4,553,587
Network usage	773,317	-	773,317
DMSP and hosting	1,649,164	-	1,649,164
Other	49,957	-	49,957
Total revenue	16,143,306	-	16,143,306

COSTS OF REVENUE:
Audio and web conferencing	2,354,220	-	2,354,220
Webcasting	1,174,111	-	1,174,111
Network usage	123,144	-	123,144
DMSP and hosting	803,754	-	803,754
Other	-	-	-
Total costs of revenue	4,455,229	-	4,455,229

GROSS MARGIN	11,688,077	-	11,688,077
OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	7,295,404	-	7,295,404
Compensation paid with common
shares and other equity	209,515	-	209,515
Professional fees	1,091,352	-	1,091,352
Other	2,620,227	-	2,620,227
Impairment loss on goodwill and other intangibles	5,598,021		5,598,021
Impairment loss on property and equipment	800,000		800,000
Depreciation and amortization	685,954	-	685,954
Total operating expenses	18,300,473	-	18,300,473

Loss from operations	(6,612,396)	-	(6,612,396)

INTEREST AND OTHER EXPENSE, NET:
Interest expense	(1,650,479)	418,924	(1,231,555)
Other expense, net	(100,801)	(52,500)	(153,301)
Total interest and other expense, net	(1,751,280)	366,424	(1,384,856)

Net loss	(8,363,676)	366,424	(7,997,252)
Net income attributable to noncontrolling
owners’ interest in Variable Interest Entity	(233,333)	(315,000)	(548,333)

Onstream Media shareholders’ net loss	$(8,597,009)	$51,424	$(8,545,585)

Onstream Media shareholders’ net loss
per share – basic and diluted	$(0.34)	$(2,787.66)	$(2,788)
Weighted average shares of common stock
outstanding – basic and diluted	25,244,726	(25,241,661)	3,065

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

EXPLANATION OF PRO FORMA ADJUSTMENTS TO CONSOLIDATED STATEMENTS OF OPERATIONS

The pro forma adjustments to interest expense, of $288,074 and $418,924 for the nine months ended 6/30/16 and the twelve months ended 9/30/15, respectively, represent the reduction in interest expense that would be anticipated as a result of the pro forma adjustments for (i) the repayment of $600,000 against the Sigma Note, (ii) the conversions to common stock of the $400,000 balance of the Rockridge Note and $200,000 of the balance of the Fuse Notes and (iii) the net repayments of $361,566 and 254,142 against the balance of the Line, all of which are discussed in the explanations of the pro forma adjustments to the balance sheets as of 6/30/16 and 9/30/15.These reductions are partially offset by the pro forma write-off to interest expense of the unamortized portion of certain debt discount, primarily related to the Sigma Note, as of 6/30/16 and 9/30/15, respectively.

The pro forma adjustment to other expense, net of $52,500 for the nine months ended 6/30/16 and the twelve months ended 9/30/15, represents the estimated fees and expenses that would be anticipated as a result of the pro forma adjustment for $1,050,000 funding from Partners as discussed in the explanations of the pro forma adjustments to the balance sheets as of 6/30/16 and 9/30/15.  These fees and expenses are legal, consulting, finders and other fees related to the initial closing of the above transactions.

The pro forma adjustments to net income attributable to noncontrolling owners’ interest in Variable Interest Entity of $236,250 and $315,000 for the nine months ended 6/30/16 and the twelve months ended 9/30/15, respectively, represent the distributions that would be anticipated as a result of the pro forma adjustment for $1,050,000 funding from Partners as discussed in the explanations of the pro forma adjustments to the balance sheets as of 6/30/16 and 9/30/15. A Management Services Agreement between us and Partners provides that (i) we will invoice the sold accounts but the payments when received from those sold accounts will be deposited in a segregated Partners owned bank account and (ii) Partners will return those customer proceeds to us on a weekly basis in the form of a management fee, after deducting the Partners’ guaranteed return, which is 30% per annum of the purchase price paid for the sold accounts.

The pro forma adjustments to weighted average shares of common stock outstanding – basic and diluted of 26,082,274 and 25,241,661 for the nine months ended 6/30/16 and the twelve months ended 9/30/15, respectively, represent primarily the result of the pro forma adjustment for a 10,000 to 1 reduction in the number of outstanding common shares resulting from the Reverse Split as well as our repurchase of Fractional Shares resulting from the Reverse Stock Split. These decreases in the weighted average shares of common stock outstanding were partially offset by increased common shares outstanding resulting from pro forma adjustments for the conversion of amounts due to the Executives, as well as the Rockridge Note and a portion of the Fuse Notes, to common shares.

The pro forma adjustments to Onstream Media shareholders’ net loss per share – basic and diluted of $557.93 and $2,787.66 for the nine months ended 6/30/16 and the twelve months ended 9/30/15, respectively, represent the difference between the historical amounts and the pro forma amounts, such pro forma amounts calculated on the basis of the pro forma Onstream Media shareholders’ net loss divided by the pro forma weighted average shares of common stock outstanding – basic and diluted, and the resulting pro forma net loss per share rounded to the nearest dollar.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, and their ages are as follows:

Name	Age	Position

Randy S. Selman	60	Chairman of the Board, President and Chief Executive Officer
Alan M. Saperstein	57	Director and Chief Operating Officer
Robert E. Tomlinson	59	Senior Vice President and Chief Financial Officer
Clifford Friedland	65	Director and Senior Vice President Business Development
David Glassman	65	Senior Vice President and Chief Marketing Officer
Carl L. Silva (1) (2) (3) (4)	53	Director
Leon Nowalsky (2) (3)	55	Director
Robert D. (“RD”) Whitney (1)	47	Director

(1)           Member of the Audit Committee.

(2)           Member of the Compensation Committee.

(3)                 Member of the Governance and Nominating Committee.

(4)                 Member of the Finance Committee.

Randy S. Selman. Mr. Selman has served as our Chairman of the Board, President and Chief Executive Officer since our inception in May 1993 and, from September 1996 through June 1999 and from August 1, 2004 through December 15, 2004, has also been our Chief Financial Officer.  From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (NASDAQ:SKTC), a software development company. SKTC developed and marketed software for point-of-sale with complete back office functions such as inventory, sales analysis and communications.  Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989.  Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Selman should currently serve as a director, in light of our business and structure, are as follows: executive management, sales and software development industry experience with SKTC and executive management and public and investor relations experience with Onstream.

Alan M. Saperstein.  Mr. Saperstein has served as our Executive Vice President and a director since our inception in May 1993, and has also been our Chief Operating Officer since December 2004. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects.  Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments.  From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Saperstein should currently serve as a director, in light of our business and structure, are as follows: video and film industry experience with NFL Films and executive management and webcasting and digital media operations experience with Onstream.

Robert E. Tomlinson. On December 15, 2004 Mr. Tomlinson was appointed as our Chief Financial Officer.  Mr. Tomlinson joined us as Vice President-Finance in September 2004. Mr. Tomlinson started his financial and accounting career in 1977 with the international accounting firm of Price Waterhouse. In 1982 he left that firm to join Embraer, an international aircraft manufacturing and support firm, at their U.S. subsidiary in Fort Lauderdale, Florida, where he managed all financial functions and eventually was named Senior Vice President-Finance and a member of the U.S. firm’s Board of Directors. Mr. Tomlinson left Embraer in 1994 and joined staffing and human resource firm OutSource International, serving as its Chief Financial Officer and helping to take the company public in 1997. Mr. Tomlinson's areas of responsibility at OutSource International included corporate accounting, treasury and risk management. From when he left OutSource International in February 2000 until 2002 he worked as an independent certified public accountant, focusing on accounting and tax services to corporations. From 2002 until joining us, Mr. Tomlinson served as CFO for Total Travel and Tickets, a Fort Lauderdale based ticket broker.  Mr. Tomlinson has held an active Certified Public Accountant license since 1978.

                Clifford Friedland. Mr. Friedland was re-appointed as a member of our Board of Directors in April 2011. His initial appointment was in December 2004 and he continued as a board member until his resignation from the board in June 2010, although he continued as Senior Vice President, Business Development. Mr. Friedland’s voluntary resignation was to restore our board to the required majority of independent members, following the death of another board member. He served as Chairman, CEO and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of Internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world’s first direct-to-home satellite network from April 1981 until May 1984.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Friedland should currently serve as a director, in light of our business and structure, are as follows: Internet and digital media industry experience (Acquired Onstream, TelePlace, Inc., and Action Pay-Per-View), telecommunications industry experience (Long Distance International, Inc., Long Distance America, United States Satellite Systems, Inc. and United Satellite Communications, Inc.) and executive management experience with Onstream.

David Glassman. Mr. Glassman has served as our Chief Marketing Officer since December 2004. He served as Vice Chairman, President and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice Chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993, with a client list that included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., a fast food franchisor, from January 1981 until December 1986.

Carl Silva.  Mr. Silva, who has been a member of our Board of Directors since July 2006, serves on our Audit (as Chairman), Compensation (as Chairman), Governance and Nominating and Finance Committees. Mr. Silva has over 25 years of experience in the telecommunications and high tech industry, and he has held a variety of positions in business development, sales, marketing, software engineering, and systems engineering during this time. During 2013, Mr. Silva cofounded Sphinx Medical Technologies, a managed service provider for healthcare mobile applications, as their Chief Scientist. Prior to that, Mr. Silva was with ANXeBusiness Corp. as their Chief Scientist, responsible for developing a new nationwide credit card protection system.  Mr. Silva cofounded Smalltell, which focuses on social commerce solutions, such as mobile payment technologies, user-generated content, wireless broadband devices, and nationwide data plans.  Also, Mr. Silva was Chief Scientist and VP of Technology for Nexaira Wireless, Inc. (NXWI.OB), a 3G/4G Router company. Prior to this Mr. Silva was CEO of Cognigen Business Systems, Inc. (NASDAQ: CNGW), a managed service provider for small to mid-size businesses for VoIP and high speed Internet. Mr. Silva started Anza Borrego Partners as a management consulting firm designed to support entrepreneurs in the growth of their businesses.  Mr. Silva was Senior Vice-President for SAIC’s Converged Network Professional services organization from July 1998 to May 2003.  From September 1994 to June 1998, he was with Telcordia Technologies (formerly Bell Communications Research, or Bellcore), where he implemented the first VoIP softswitch in the cable industry.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Silva should currently serve as a director, in light of our business and structure, are as follows: over 25 years of experience in the telecommunications and high tech industry, most notably at ANX, Nexaira, Cognigen, SAIC and Telcordia.

Leon Nowalsky.  Mr. Nowalsky was appointed a member of our Board of Directors in December 2007 and serves on our Compensation and Governance and Nominating (as Chairman) Committees. Mr. Nowalsky, a partner in the New Orleans-based law firm of Nowalsky & Gothard APLLC, possesses over twenty years of experience in the field of telecommunications law and regulation. Mr. Nowalsky presently is an investor and board member of Thermo Credit, LLC and Thermo Communications Funding, LLC, specialty finance companies for the telecommunications industry and J.C. Dupont, Inc., a Louisiana based oil and gas concern. Mr. Nowalsky has been general counsel for Telemarketing Communications of America, Inc., (“TMC”), as well as lead counsel in TMC’s mergers and acquisitions program, and following TMC’s acquisition by a wholly owned subsidiary of Advanced Telecommunications Corporation (“ATC”), Mr. Nowalsky served as ATC’s chief regulatory counsel as well as interim general counsel.  In 1990, Mr. Nowalsky left ATC to set up a private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law, which later expanded to become Nowalsky, Bronston & Gothard APLLC and then subsequently became Nowalsky & Gothard APLLC. Mr. Nowalsky has previously served as a director of the following companies: Network Long Distance, Inc., a long distance company which was acquired by IXC Communications; RFC Capital Corp., a specialty finance company dedicated exclusively to the telecommunications industry which was purchased in 1999 by TFC Financial Corp., a division of Textron (NYSE:TXT); and New South Communications, a facilities-based competitive local exchange carrier which merged to form NUVOX, which was subsequently acquired by Windstream; W2Com, LLC, a video conferencing and distance learning provider which was acquired by Arel Communications & Software, Ltd. (NASDAQ: ARLC).

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Nowalsky should currently serve as a director, in light of our business and structure, are as follows: over twenty years of experience in the field of telecommunications law and regulation, most notably at TMC and ATC, as well his currently active private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law.

Robert D. (“RD”) Whitney.  Mr. Whitney was appointed a member of our Board of Directors in April 2011 and serves on our Audit Committee. Mr. Whitney was the Executive Director of the Institute of Finance and Management (“IOFM”) since it was acquired in April 2013 by Diversified Business Communications (“DBC”), until January 2015, when he became a Group Vice President of DBC. From January 2011 through April 2013, Mr. Whitney was a partner with Greenhaven Partners (“Greenhaven”), a private-equity firm focusing on investments in specialty information and digital media oriented businesses, and in connection with that role was Chief Executive Officer of one Greenhaven owned entity - IOFM (part of Management Networks, LLC) which was sold to DBC as discussed above and a consultant to two others - Exchange Networks, LLC (a MarketPlace365 promoter) and Chief Executive Group, LLC. From 2008 through 2010, Mr. Whitney was CEO of the online media division of the Tarsus Group, PLC, a London-based B2B conference and event producer (TRS.L) and in this position he was also associated with Onstream in various roles during the development and commercial introduction phases of MarketPlace365. From 1997 through 2005, and again in 2006 through 2008, he served in various roles (including Vice President of Operations and General Manager) with Kennedy Information, a firm specializing in delivering market intelligence through multiple media. During this time, Mr. Whitney was instrumental in the sale of Kennedy Information to its current parent company, BNA, which was the largest independent publisher of information and analysis products for professionals in business and government. He also has held positions at Kluwer Law International (a division of Wolters Kluwer), the Thompson Publishing Group, Yankee Publishing, Vicon Publishing and Connell Communications (a division of IDG). Mr. Whitney holds an MBA from Fitchburg State College and a BS from Bentley University.

Director Compensation Table

                The following table presents director compensation (excluding directors who are Named Executive Officers) for the year ended September 30, 2015:

					CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)

	FEES EARNED OR PAID IN CASH ($) (1)			NON-EQUITY INCENTIVE PLAN COMPENSATION ($)
		STOCK AWARDS ($) (2)	OPTION AWARDS ($) (2)			ALL OTHER COMPENSATION ($)(3)	TOTAL COMPENSATION ($)

NAME
Carl L. Silva	$15,000	-0-	-0-	-0-	-0-	-0-	$15,000
Leon Nowalsky	$15,000	-0-	-0-	-0-	-0-	-0-	$15,000
Robert D. Whitney	$15,000	-0-	-0-	-0-	-0-	-0-	$15,000

1)         Directors who are not our employees received $3,750 per quarter ($15,000 per year) as compensation for serving on the Board of Directors during fiscal 2015, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings.

2)         No shares or options were issued to the directors who were not also Named Executive Officers during the year ended September 30, 2015. No options granted in previous years were still held as of September 30, 2015 by members of our Board of Directors (excluding those who are Named Executive Officers).

3)         On August 11, 2009 our Compensation Committee determined that in the event we were sold for a company sale price (as defined) that represented at least $6.00 per share (adjusted for recapitalization including but not limited to splits and reverse splits), cash compensation of two and one-half percent (2.5%) of the company sale price would be allocated equally between the then four outside Directors, as a supplement to provide appropriate compensation for ongoing services as a Director and as a termination fee, as well as one additional executive-level employee other than the Executives. In June 2010, one of the four outside Directors passed away (and was replaced in April 2011) and in January 2013 another one of the four outside Directors resigned (who is not expected to be replaced). In January 2013 the Board voted to terminate this compensation program, in conjunction with the termination of a similar compensation program for the Executives. Although the termination of the program for the Executives was in consideration of a new Executive Incentive Plan agreed on between the Company and the Executives, it has not yet been determined what the replacement compensation program will be, if any, for the outside Directors and the other executive-level employee in lieu of the terminated program.

EXECUTIVE COMPENSATION

Summary Compensation Table

                The following table sets forth certain information relating to the compensation of (i) our ChiefExecutive Officer; and (ii) each of our executive officers who earned more than $100,000 in total compensation during the most recent fiscal year (collectively, the “Named Executive Officers”) for the years ended September 30, 2015 and 2014:

				STOCK AWARDS ($)	OPTION AWARDS ($)	ALL OTHER COMPENSATION ($) (13)
NAME AND PRINCIPAL POSITION	FISCAL YEAR		BONUS ($)				TOTAL ($)
		SALARY ($)
Randy S. Selman	2015	$354,174 (11)	-0-	$9,500 (12)	-0-	$57,627 (1)	$421,301
President, Chief	2014	$299,690 (11)	-0-	$15,000 (12)	-0-	$54,820 (2)	$369,510
Executive Officer
and Director

Alan Saperstein	2015	$324,250 (11)	-0-	$9,500 (12)	-0-	$59,152 (3)	$392,902
Chief Operating	2014	$272,446 (11)	-0-	$15,000 (12)	-0-	$56,148 (4)	$343,594
Officer and Director

Robert Tomlinson	2015	$304,409 (11)	-0-	$9,500 (12)	-0-	$57,146 (5)	$371,055
Chief Financial	2014	$254,383 (11)	-0-	$15,000 (12)	-0-	$54,365 (6)	$323,748
Officer

Clifford Friedland	2015	$290,924 (11)	-0-	$9,500 (12)	-0-	$68,580 (7)	$369,004
Senior VP - Busi-	2014	$242,105 (11)	-0-	$15,000 (12)	-0-	$63,869 (8)	$320,974
ness Development
and Director

David Glassman	2015	$290,924 (11)	-0-	$9,500 (12)	-0-	$58,972 (9)	$359,396
Senior VP -	2014	$242,105 (11)	-0-	$15,000 (12)	-0-	$55,745 (10)	$312,850
Marketing

(1)                 Includes $18,653 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,974 for retirement savings and 401(k) match.

(2)                 Includes $16,185 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,635 for retirement savings and 401(k) match.

(3)                 Includes $24,152 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(4)                 Includes $21,148 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(5)                 Includes $18,653 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,493 for retirement savings and 401(k) match.

(6)                 Includes $16,185 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,180 for retirement savings and 401(k) match.

(7)                 Includes $28,261 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $23,319 for retirement savings and 401(k) match.

(8)                 Includes $24,027 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $22,842 for retirement savings and 401(k) match.

(9)                 Includes $18,653 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $23,319 for retirement savings and 401(k) match.

(10)             Includes $16,185 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $22,560 for retirement savings and 401(k) match.

(11)           Effective October 1, 2009, in response to our operating cash requirements, the base salary amounts being paid to the Executives were adjusted to be 10% less than the contractual amounts. In addition, until certain actions as discussed below, the amounts representing the subsequent contractual annual increases to those base salary amounts were not paid. No related modifications of the compensation as called for under their related employment agreements was made, as it was expected that this compensation withheld from the Executives would eventually be paid, although the Executives did agree that they would accept payment in equity of such shortfalls to a certain extent and under certain terms. Accordingly, except for the initial accrual in October 2010 as discussed below, we are accruing these unpaid amounts as non-cash compensation expense, with the unpaid portion reflected as an accrued liability under the balance sheet caption “Amounts due to directors and officers”. However, these accrued amounts will not be reflected as compensation in the above table until and unless additional payments are made to the Named Executive Officers in settlement of those amounts.

Effective September 16, 2012, the base salary amounts being paid to the Executives were reinstated by an amount representing approximately 7.8% of the contractual base salary at that time. Effective September 16, 2014, the base salary amounts being paid to the Executives were reinstated by an amount representing approximately 5.0% of the contractual base salary at that time. Effective May 1, 2015, the base salary amounts being paid to the Executives were reinstated by an amount representing approximately 7.4% of the contractual base salary at that time. Effective August 15, 2016, the base salary amounts being paid to the Executives were reduced by an amount representing approximately 3.0% of the contractual base salary at that time. As of November 22, 2016, the base salary payments to the Executives are approximately 21.5% less than the contractual base salaries (as adjusted through the September 27, 2016 raise), compared to the 10% reduction instituted in October 2009 and which reduction was initially company-wide but at this time affects very few of our other employees. The 21.5% shortfall cited above is before considering the impact of the two lump-sum payments made to the Executives in April and December 2015, as discussed below.

In consideration of the waiver and satisfaction of any remaining unpaid salary due to the Executives through December 31, 2012 under their employment agreements, as well as the waiver and satisfaction of any remaining unpaid amounts due to certain of those Executives, we (as authorized by our Board of Directors) and the Executives agreed, effective January 22, 2013, (i) to pay $100,000 ($20,000 per Executive) of the withheld compensation in cash and (ii) to issue 1,700,000 (340,000 per Executive) fully vested ONSM common shares, subject to certain trading restrictions (the “Executive Shares”). $125,000 in cash ($25,000 per Executive) was paid in April 2015, which satisfied the above commitment to pay the $100,000 of pre December 31, 2012 compensation not covered by the Executive Shares (and also satisfied $25,000 of post December 31, 2012 compensation previously withheld by us and accrued as a liability). Since none of the previous reductions of the executive compensation shortfall accrual through April 2015 resulted from a cash payment, we recorded the $125,000 cash payment in April 2015 against the accrued liability for the executive compensation shortfall without any impact on compensation expense for the year ended September 30, 2015. However, this $125,000 cash payment has been reflected in the above table as fiscal 2015 compensation.

An additional $125,000 in cash compensation ($25,000 per Executive) was paid in December 2015, which will reduce the previously accrued liability for unpaid compensation and will be reflected in the above table as fiscal 2016 compensation.

Although, as of November 22, 2016, the Executive Shares have not been issued, due to certain administrative and documentation requirements, since the Executive Shares were committed to be issued by the January 22, 2013 action of the Board, that issuance was reflected in our financial statements as of the date of such commitment. Furthermore, to the extent there is any shortfall from the gross proceeds upon resale by the Executives of the Executive Shares versus twenty-nine cents ($0.29) per share, the shortfall will be reimbursed to the Executives by us in cash, or at our option, by the issuance of additional fully vested ONSM common shares (the “Additional Executive Shares”), with the Additional Executive Shares subject to reimbursement by us to the Executives of any shortfall from the gross proceeds upon resale as compared to the fair value used to determine the number of such Additional Executive Shares. However, neither the Executive Shares nor the Additional Executive Shares will be reflected as compensation in the above table until and unless the shares are issued and/or corresponding cash payments are made to the Named Executive Officers.

(12)          On February 20, 2013, we (as authorized by our Board of Directors) and the Executives agreed to certain changes in the Executives’ employment agreements, including the implementation of an executive incentive compensation plan (the “Executive Incentive Plan”). Compensation under the Executive Incentive Plan is to be in the form of Fully Restricted (as defined below) ONSM common Plan shares (“Executive Incentive Shares”) and is based on the Company achieving certain financial objectives, as follows:

•         Increased revenues in each of fiscal years 2011 through 2015 (as compared to the respective prior year).

•         Positive operating cash flow (as defined in the Executive Incentive Plan) in each of fiscal years 2011 through 2015.

•         EBITDA, as adjusted, (as defined in the Executive Incentive Plan) for at least two quarters of each of fiscal years 2013 through 2015.

With respect to fiscal 2014, the Executives earned an aggregate of 375,000 Executive Incentive Shares for meeting the objective of achieving positive EBITDA, as adjusted, for at least two quarters as well as meeting the objective of achieving positive operating cash flow (both measures as defined in the Executive Incentive Plan) for the fiscal year. Accordingly, those 375,000 shares have been recorded on our financial statements and reflected as non-cash compensation expense of $75,000 for the year ended September 30, 2014 (the term of service) based on (i) the fair value of 250,000 shares at $0.21 per share as of May 20, 2014, the date it was conclusively determined that the EBITDA objective had been met and the shares had been earned plus (ii) the fair value of 125,000 shares at $0.18 per share as of May 8, 2015, the date it was conclusively determined that it was probable the cash flow objective would be met and the shares would be earned. Accomplishment of the other objective for fiscal 2014 would have resulted in an aggregate of 125,000 Executive Incentive Shares issued to the Executives as a group, but it was determined that these shares were not earned.

With respect to fiscal 2015, the Executives earned an aggregate of 250,000 Executive Incentive Shares for meeting the objective of achieving positive EBITDA, as adjusted, (as defined in the Executive Incentive Plan) for at least two quarters. Accordingly, those 250,000 shares have been recorded on our financial statements and reflected as non-cash compensation expense of $47,500 for the year ended September 30, 2015 (the term of service) based on the fair value of 250,000 shares at $0.19 per share as of June 30, 2015, the date it was conclusively determined that the EBITDA objective had been met and the shares had been earned. Accomplishment of the other objectives for fiscal 2015 would have resulted in an aggregate of 250,000 Executive Incentive Shares issued to the Executives as a group, but it was determined that these shares were not earned. However, the issuance of an aggregate of 125,000 of those 250,000 Executive Incentive Shares, related to the 2015 financial objective for cash flow and with a fair value of $23,750, is under review by the Board of Directors.

The Executive Incentive Shares are being issued in accordance with the terms of the 2007 Equity Incentive Plan (the “Plan”) which our Board of Directors and a majority of our shareholders adopted on September 18, 2007 and they amended on March 25, 2010 and on June 13, 2011, and to the extent these and other issuances under the Plan do not exceed the number of authorized Plan shares – see “2007 Equity Incentive Plan” below. The Executive Incentive Shares are subject to a complete restriction on the Executive’s ability to access or transact in any way such shares until the restriction is lifted. Upon a change of control, termination of the Executive’s employment or the imminently proposed and/or anticipated sale of the Company at a price of $1.00 per common share or more, all restrictions on the Executive Incentive Shares and any other common shares held by the Executives will be lifted. In the case of a sale, all restrictions will be lifted in time for those previously restricted shares to participate in all voting with respect to the proposed sale and will be eligible, at the Executive’s option, for inclusion as part of the shares sold in that transaction. Due to the restrictions on the Executive Incentive Shares, we have determined that the issuance thereof will not result in taxable compensation income to the Executives (or tax deductible compensation expense to the Company) until such restrictions have been lifted.

In the event that the termination of the Executive’s employment is the result of the Executive’s voluntary resignation, and such voluntary resignation is not due to the Company’s breach of the Executive’s employment agreement or is not due to constructive termination as outlined in the Executive’s employment agreement, such restrictions will be promptly lifted, provided that no bona-fide and legally defensible objection to such issuance has been raised by written notice provided by a majority of the other four Executives to the terminating Executive, within ninety (90) days after such termination date.

We recently determined that due to an inadvertent oversight, we did not address at the time the presently outstanding 2,875,000 Executive Incentive Shares were originally issued how the Executive Incentive Shares would be voted until the above restrictions were lifted. In its November 29, 2016 meeting, our Board of Directors voted, with the Board members who are also Executives abstaining from such vote, to approve an additional provision that until the above restrictions are lifted, the Executive Incentive Shares will be automatically voted on any issue coming before our shareholders in the same actual yes/no ratio as all unrestricted shares voting on such issue. On December 14, 2016, the Executives holding the Executive Incentive Shares formally consented to this provision, as well as a corresponding modification to the restrictive legend on those Executive Incentive Shares issued to and held by them. Based on professional advice, we have determined that the addition of the above provision does not change our initial conclusions with respect to taxable compensation as set forth in the preceding paragraph above. Another 375,000 common shares have been accrued for potential issuance to the Executives under the Executive Incentive Plan, and we anticipate that if and when those shares are issued, they will be issued under the same restrictions and terms as described above, including the December 14, 2016 modification.

(13)             The Named Executive Officers did not receive non-equity incentive plan compensation or compensation from changes in pension value and nonqualified deferred compensation earnings during the periods covered by the above table.

Employment Agreements

On September 27, 2007, our Compensation Committee and Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. In addition, our Compensation Committee and Board have approved certain corrections and modifications to those agreements from time to time, which are reflected in the discussion below. The employment agreements provide that the initial term shall automatically be extended for successive one (1) year terms thereafter unless (a) the parties mutually agree in writing to alter the terms of the agreement; or (b) one or both of the parties exercises their right, pursuant to various provisions of the agreement, to terminate the employment relationship.

After annual increases in prior years as set forth in the employment agreements, the contractual annual base salaries for the five Executives in aggregate as of November 22, 2016 was approximately $1.9 million, subject to a five percent (5%) increase on September 27, 2017 and each year thereafter – a portion of these contractual salaries are presently not being paid to the Executives, as discussed below. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month and an annual reimbursement of dues or charitable donations up to $5,000.  We also pay insurance premiums for the Executives, including medical, life and disability coverage. These agreements contain certain non-disclosure and non-competition provisions and we have agreed to indemnify the Executives in certain circumstances.

Under the terms of the employment agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, we would be obligated to pay each of the Executives an amount equal to three (3) times the Executive’s base salary plus full benefits for a period of the lesser of (i) three (3) years from the date of termination or (ii) the date of termination until a date one (1) year after the end of the initial employment contract term. We may defer the payment of all or part of this obligation for up to six (6) months, to the extent required by Internal Revenue Code Section 409A.

Under the terms of the employment agreements, we may terminate an Executive’s employment upon his death or disability or with or without cause. If an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with our disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability.

The above description is qualified in its entirety by the terms and conditions of the employment agreements.

Certain Relationships and Related Transactions

                In December 2007, we entered into a line of credit arrangement (the “Line”) with a financial institution (the “Lender”) under which we could borrow up to an aggregate of $1.0 million for working capital, collateralized by our accounts receivable and certain other related assets and the amount of such borrowing being further subject to the amount, aging and concentration of such receivables. In August 2008 the maximum allowable borrowing amount under the Line was increased to $1.6 million and in December 2009 this amount was again increased to $2.0 million. The Lender was Thermo Credit LLC through February 10, 2016 and as a result of an assignment, Thermo Communications Funding LLC, an affiliated company, subsequent to that date. Mr. Leon Nowalsky, a member of our Board, is an investor and board member in both entities.

                Although the Line expired on December 27, 2013, we continued after that date to negotiate renewal terms with the Lender and to maintain an outstanding borrowing balance under the Line and on February 10, 2016 (the “Effective Date”), we entered into a Loan Modification Agreement (“Modification”) which extended the term of the Line through December 31, 2017 (the “Maturity Date”).

                The Modification also provides that, if no Default or Event of Default, as defined in the Modification, shall have occurred and be continuing as of the Maturity Date, and upon our notice and request to Lender sent per the timing and other requirements in the Modification, Lender shall (in good faith) engage in, and conclude as quickly as commercially reasonable, negotiations with us to extend the Maturity Date by up to an additional twelve months (i.e., through December 31, 2018). The Modification also changed a number of the other terms of the Line, as discussed below.

                Prior to the Effective Date, the outstanding balance (approximately $1.7 million as of September 30, 2015 and approximately $1.5 million as of November 22, 2016) bears interest at 12.0% per annum, adjustable based on changes in prime after December 28, 2009, payable monthly in arrears. The Modification provides that as of the Effective Date the interest rate will be the prime rate plus seven and one-half percent (7.5%) per annum, but no less than eleven percent (11.0%) per annum or any higher rate that might be allowed by the terms of the Line, including the Modification, arising from certain events such as default. Accordingly, as of the Effective Date, the outstanding balance bears interest at 11.0% per annum.

                Under the terms of the Line, we also incur a monitoring fee and a commitment fee, which fees were unchanged by the Modification. The monitoring fee is one twentieth of a percent (0.05%) of the borrowing limit per week, payable monthly in arrears, and the commitment fee is one percent (1%) per year of the maximum allowable borrowing amount, payable annually in advance.

                We paid the Lender origination and commitment fees in December 2007 aggregating $20,015, an additional commitment fee in August 2008 of $6,000 related to the increase in the lending limit for the remainder of the year, a commitment fee of $16,000 in December 2008 related to the continuation of the increased Line for an additional year, a commitment fee of $20,000 in December 2009 related to the continuation of the Line for an additional year as well as an increase in the lending limit, and commitment fees aggregating $60,000 related to the continuation of the Line for three additional years through December 27, 2013. Pending the formal renewal of the Line, we agreed in August 2014 to pay the commitment fee calculated on a pro-rata basis for eight months payable August 31, 2014 and a pro-rata monthly commitment fee thereafter through the Effective Date, at which time we paid the remaining balance due on a $20,000 annual commitment fee related to the continuation of the Line through December 31, 2016.

                Starting at the inception of the Line, we have paid the Lender fees and expenses totaling up to approximately two to three thousand dollars per quarter related to their reviews of our receivable and other records related to the loan, although these payments have not been required in recent years.

                The terms of the Line prior to the Effective Date required that all funds remitted by our customers in payment of receivables be deposited directly to a bank account owned by the Lender (the “Lockbox Account”), although this was never implemented. This requirement continues after the Effective Date, including the provision that such funds received in the Lockbox Account shall be immediately applied to any balance outstanding under the Line, or returned to us one day following clearance by the receiving bank, to the extent there is no balance outstanding under the Line. The Modification provides that we shall be responsible for the additional expenses related to the Lender-owned bank account, which we expect to be in the range of $12,000 to $18,000 per year.

                The Modification provides that our failure to comply with these provisions shall be an immediate Event of Default, and although as of July 8, 2016 (the extended deadline granted by the Lender on June 8, 2016) these provisions had not been fully implemented, we were in substantial compliance with such provisions since August 1, 2016 and through October 28, 2016 and we have not received any notification from the Lender as to any Event of Default under these provisions, as of October 28, 2016.

                The Line is subject to us maintaining an adequate level of receivables, based on certain formulas. However, due to the lack of a formal renewal of the Line, in June 2014 the Lender determined that there would be no further advances under the Line, although no further repayments have been required either, and as a result the outstanding principal balance of the Line did not change from that time through June 24, 2016, regardless of weekly changes in the calculated borrowing availability based on the applicable formulas applied to our receivable levels. Effective June 24, 2016, the first deposit was made to the Lockbox Account and applied against the balance outstanding under the Line.

                The Modification allows our receivable from any single party, including Partners, to be considered an Eligible Receivable to the extent that (i) the aggregate of all accounts receivable from such party and its affiliates does not exceed thirty percent (30%) of all Eligible Receivables (all Eligible Receivables for this purpose including the portion of the our accounts receivable from such party that is ultimately considered to be an Eligible Receivable) then owed by all of our account debtors and (ii) it meets all of the other requirements for eligibility as set forth in the Line.

                As of the Effective Date, although the outstanding balance under the Line exceeded the maximum allowable borrowing amount under the Line (the “Borrowing Base”), the Modification provided that notwithstanding any other provisions of the Line or the Modification, such condition would not be considered a Default or an Event of Default, and Lender would agree to make advances to us thereunder based on the Borrowing Base plus an over-advance amount determined by a schedule  which started at $300,000 through February 27, 2016  but declined to zero as of July 31, 2016 and thereafter. As of December 15, 2016, the outstanding balance under the Line was approximately $1,864,000, which exceeded the Borrowing Base  by approximately $404,000. In a letter dated October 26, 2016, the Lender agreed that there was no default by us with respect to such overadvances up to and including October 31, 2016, although this does not constitute authorization for any non-compliance with these provisions after October 31, 2016. Although there is no formal obligation to do so, the Lender is presently allowing such over-advance condition to continue, under their expectation that we are seeking alternative funding to replace that over-advance. The Lender is also charging us an additional 3% per annum interest as long as such overadvance condition continues, which additional charge was effective starting August 1, 2016.

                The Line is also subject to our compliance with a quarterly debt service coverage covenant (the “Covenant”). Prior to the Modification, the Covenant requires that the sum of (i) our net income or loss, adjusted to remove all non-cash expenses as well as cash interest expense and (ii) contributions to capital (less cash distributions and/or cash dividends paid during such period) and proceeds from subordinated unsecured debt, be equal to or greater than the sum of cash payments for interest and debt principal payments. The Lender waived the requirement to comply with the Covenant for the quarter ended September 30, 2015. We have complied with the Covenant for all other applicable quarters through June 30, 2016.

                The Modification provides that effective January 1, 2016 and thereafter, the Covenant will require that our net income or loss, adjusted to (i) add back all non-cash expenses as well as cash interest expense and (ii) subtract cash distributions and/or cash dividends paid during such period, be equal to or greater than 1.2 times the sum of cash payments for interest and debt principal payments. The Modification also provides that we will not declare or pay any dividends or distributions on any equity interest, if before or after such event an Event of Default or Default, as defined in the Modification, would exist. Both before and after the Modification, the terms of the Line allow us to achieve compliance with the Covenant by (i) including any excess of adjusted net income over the amount of adjusted net income required to comply with the Covenant in the preceding two quarters or (ii) adding to adjusted net income the proceeds from subordinated debt or equity sales meeting defined conditions, and received within certain time frames extending prior to, and in some cases subsequent to, the relevant date of determination, all set forth in the Line and the Modification. The Modification also explicitly allows, subject to Lender’s prior consent, proceeds from our sales of revenues/customer accounts to a separate legal entity and received within a time frames extending six months prior to, and one month subsequent to, the relevant date of determination, to be added to adjusted net income for purposes of the Covenant. In a letter dated October 26, 2016, the Lender consented to the inclusion of proceeds from our December 2015 and June 2016 sales of revenue/customer accounts to Partners, as well as the proceeds from such sale in process that we expect to be effective during November 2016, and extended the carryback period for those proceeds from one month to three months.

                Although we do not have final financial results for periods after June 30, 2016, our estimated calculations for the quarters ended September 30, 2016, including our expectations of additional financing proceeds after that date that would be allowable for inclusion in those calculations, indicate that we are in compliance with the Covenant.

                The outstanding principal is due on demand in the event a payment default is uncured one (1) day after written notice. The Modification provides that, without limiting any other rights and remedies provided by the terms of the Line or otherwise available to the Lender, the Lender may exercise one or more of certain rights and remedies, as listed in the Amendment, during the existence of any uncured Default (upon not less than five days prior written notice by Lender) or Event of Default which has not been waived in writing by Lender. Lender’s rights to exercise such rights and remedies will end if and when all of Debtors’ obligations to Lender in connection with the Line have been satisfied. The rights and remedies listed in the Modification include, but are not limited to: (i) verify the validity and amount of, or any other matter relating to, the accounts by mail, telephone, telegraph or otherwise, (ii) notify all account debtors that the accounts have been assigned to Lender and that Lender has a security interest in the accounts, (iii) direct all account debtors to make payment of all accounts directly to Lender or the Lockbox Account (iv) in any case and for any reason, notify the United States Postal Service to change the addresses for delivery of mail addressed to us to such address as Lender may designate, as well as receive, open and dispose of all such mail, provided that Lender shall promptly forward to us any such items not related to the accounts, (v) exercise all of our rights and remedies with respect to the collection of accounts, (vi) settle, adjust, compromise, extend, renew, discharge or release accounts, for amounts and upon terms which Lender considers advisable and (vii) sell or assign accounts on such terms, for such amounts and at such times as Lender deems advisable.

                On March 5 and 6, 2015, we received aggregate gross cash proceeds of $1.0 million for our sale, effective February 28, 2015, of a defined subset of Infinite Conferencing’s (“Infinite”) audio conferencing customers (and the related future business to those customers) (“Sold Accounts”) to Infinite Conferencing Partners LLC, a Florida limited liability company (“Partners”). The Sold Accounts represented historical annual revenues of approximately $1.35 million. After giving effect to our determination that Partners is a Variable Interest Entity (VIE) requiring consolidation in our financial statements, (i) the gross proceeds from this and our subsequent transactions with Partners are reflected as an increase in our equity (non-controlling owners’ interest in VIE), (ii) the revenues from the Sold Accounts, and accounts sold as part of our subsequent transactions with Partners, are included in our consolidated revenues and (iii) the payment of the Partners’ guaranteed return percentage, which is deducted from these gross revenues, is reflected as a decrease in our equity (distributions to owners of VIE).

                The limited partners of Partners include two Onstream directors (Cliff Friedland, who is also the executive officer primarily responsible for Infinite’s operations, and Alan Saperstein), two other officers of Onstream/Infinite who are not Onstream or Infinite directors (David Glassman and Eric Jacobs) and David Glassman’s sister and mother, for total related party ownership of 60% as of February 28, 2015. Jeffrey Miller (not considered to be a related party with respect to those limited partners, Onstream or Infinite until July 2015, when his beneficial ownership of our common stock exceeded 5% of our total outstanding shares and which condition continues as of October 28, 2016) serves as general partner, and is solely responsible for administering the activities of Partners as outlined below.

                In connection with the February 28, 2015 sale, Infinite and Partners entered into a Management Services Agreement (“MSA”) that provides for Infinite to continue to invoice the Sold Accounts but the payments when received from those Sold Accounts will be deposited in a segregated Partners owned bank account. Partners will return those customer proceeds to Infinite on a weekly basis in the form of a Management Fee, after deducting a certain amount representing (i) Partners’ guaranteed return (which is 40% of the Purchase Price per annum with the first six months guaranteed regardless of whether we exercise our rights under the Option Agreement or the MSA is otherwise terminated) and (ii) accounting fees payable to the third-party accounting firm as discussed below. Infinite will continue to service the Sold Accounts, incurring and absorbing all related costs of doing so – i.e., Partners will have no operating responsibilities and no operating costs related to the sold accounts other than to pay the Management Fee to Infinite. As part of the sale of additional Infinite customer accounts in a December 2015 transaction discussed in more detail below, the Partners’ guaranteed return percentage decreased. The MSA defines specific services, along with certain minimum standards of quality for such services, required to be provided by Infinite with respect to the Sold Accounts. The MSA contains provisions that prohibit (i) Infinite servicing the Sold Accounts for a period of two years after the termination of the MSA and (ii) Partners interfering in any way with Infinite’s performance of its duties thereunder or communicating with the Sold Accounts or with Infinite’s employees, vendors, consultants or agents during the term of the MSA.

                The MSA initially had a two year term expiring on February 28, 2017, unless and until terminated by mutual consent of the parties or pursuant to certain termination rights as follows. As part of the sale of additional Infinite customer accounts in a December 2015 transaction discussed in more detail below, the expiration date of the MSA was extended. Partners has the right to terminate the MSA, effective immediately upon written notice to Infinite, in the event of the following: (i) an Infinite Event of Default or (ii) the sale by Partners of the Sold Accounts subject to the terms of the Membership Interest Option Agreement.

                An Infinite Event of Default is (i) Bankruptcy of Infinite (as defined), (ii) a lack of compliance by Infinite with the provisions of the MSA which is continuing five (5) business days after receiving written notice from partners specifying such lack of compliance or (iii) a breach by Infinite or Onstream of any obligation under the Make Whole Agreement. Infinite has the right to terminate the MSA, effective immediately upon written notice to Partners, in the event of a Partners Event of Default. A Partners Event of Default is (i) a deliberate and material lack of compliance by Partners with the provisions of the MSA which is continuing five (5) business days after receiving written notice from Infinite specifying such lack of compliance or (ii) a breach by Partners of Partners’ obligations under the Membership Interest Option Agreement. Notwithstanding termination of the MSA, only for so long as the Infinite owns the Sold Accounts, Partners shall continue to pay the Management Fee, provided that Partners may deduct from such Management Fee Partners’ payment of all reasonable costs of providing the services to the Sold Accounts otherwise required to be provided by Infinite under the MSA.

                Partners has engaged a third-party accounting firm to manage all cash transactions under the MSA and Infinite, Partners and the accounting firm have entered into a separate agreement (Agreement Re Distributions) whereby the accounting firm has explicitly agreed to carry out the terms of the MSA and other related documents executed between Infinite and Partners, particularly with respect to distributions of funds and to not vary from that except upon joint written instructions from Infinite and Partners. We have agreed to be responsible for the fees of the third-party accounting firm.

                In connection with the February 28, 2015 sale, Infinite and Partners entered into a Make Whole Agreement which provides that if the revenues from the Sold Accounts falls below $1.0 million, Infinite will transfer additional customer accounts to Partners (which will become part of the Sold Accounts) sufficient to bring the revenues from the Sold Accounts back to $1.25 million (or the equivalent in cash flow). Onstream Media Corporation (“Onstream”) and Infinite have also committed that in the event there is any impediment, which directly or indirectly is caused by, or relates in any way to Infinite or Onstream, which would prevent more than 20% of the revenue from these sold accounts being earned or distributed to Partners, Infinite and Onstream would take all necessary steps to ensure that such impeded revenue or revenue shortfall is otherwise earned or distributed or shall pay the amount of such impeded revenue or revenue shortfall to Partners to the extent due on a quarterly basis.

                In connection with the February 28, 2015 sale, Infinite and Partners entered into a Membership Interest Option Agreement (“Option Agreement”) whereby we have the right for the two-year period through February 28, 2017 to buy 100% ownership (i.e., all of the membership interests) of Partners by payment of the Purchase Price plus a premium, which premium increases on a pro-rata basis to 20% of the Purchase Price over the two year period, subject to a minimum premium of 10%. Starting six months after the Effective Date, Partners may sell the Sold Accounts to a third party, provide that they must provide us four month written advance notice of such sale during which four month period we have the right to exercise our rights under the Option Agreement. In the event we do not exercise our rights under the Option Agreement, and Partners sells the Customer Accounts to a third party, we are entitled to receive 50% of any excess of the sales price to the third party over what would have been our option price under the Option Agreement. As part of the sale of additional Infinite customer accounts in a December 2015 transaction discussed in more detail below, the expiration date of the Option Agreement was extended and the premium percentage decreased.

                The Option Agreement provides that during the two-year option term, and until the option closing in the event of a timely exercise of the option thereunder, neither Partners nor its members will (i) encumber any of Partners’ assets or membership interests to any party, other than Infinite, (ii) incur any liability whatsoever, whether actual or contingent, other than per the terms and provisions of the partnership operating agreement and the MSA or (iii) place a lien on the Sold Accounts.

                On December 16 and 18, 2015, we received aggregate gross proceeds of approximately $2.1 million for our sale, effective December 16, 2015, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“First Tranche of Additional Sold Accounts”) to Partners, which represented historical annual revenues of approximately $2.7 million. The increase in the number of limited partners of Partners resulting from this transaction decreased the total related party ownership percentage to approximately 25% as of December 16, 2015.

                In connection with the December 16, 2015 sale, Infinite and Partners entered into:

                •  an Amended and Restated Make Whole Agreement (“Amended Make Whole Agreement”) which provides that if the combined revenues from the Sold Accounts and the First Tranche of Additional Sold Accounts (“Combined Revenues”) falls below approximately $3.2 million, Infinite will transfer additional customer accounts to Partners (which will become part of the Sold Accounts) sufficient to bring the Combined Revenues back to approximately $4.0 million (or the equivalent in cash flow). All other terms of the Amended Make Whole Agreement were substantially the same as the terms of the Make Whole Agreement as discussed above.

                •  an Amended and Restated Membership Interest Option Agreement (“Amended Option Agreement”) whereby we have the right for the two-year period through December 16, 2017 to buy 100% ownership (i.e., all of the membership interests) of Partners by payment of the combined purchase price of the Sold Accounts and the First Tranche of Additional Sold Accounts plus $100,000 (“Purchase Price”), plus a premium, which premium increases on a pro-rata basis to 10% of the Purchase Price over the two year period, subject to a minimum premium of 5%. All other terms of the Amended Option Agreement were substantially the same as the terms of the Membership Interest Option Agreement as discussed above.

                •  an Amended and Restated Management Services Agreement (“Amended MSA”) with a two year term expiring on December 16, 2017, unless and until terminated by mutual consent of the parties or pursuant to certain termination rights. The Amended MSA provides that the Partners’ guaranteed return percentage be reduced to 30% per annum of the Purchase Price, with the first six months guaranteed regardless of whether we exercise our rights under the Amended Option Agreement or the Amended MSA is otherwise terminated. All other terms of the Amended MSA were substantially the same as the terms of the MSA as discussed above.

During the period from March 25, 2016 through June 30, 2016 we received aggregate gross proceeds of approximately $800,000 for our sale, effective June 30, 2016, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Second Tranche of Additional Sold Accounts”) to Partners, which represented historical annual revenues of approximately $1.0 million. The increase in the number of limited partners of Partners resulting from this transaction decreased the total related party ownership percentage to approximately 21% as of June 30, 2016.

                In connection with the June 30, 2016 sale, Infinite and Partners entered into:

                •  an Amended and Restated Make Whole Agreement (“Second Amended Make Whole Agreement”) which provides that if the combined revenues from the Sold Accounts, the First Tranche of Additional Sold Accounts and the Second Tranche of Additional Sold Accounts (“Combined Revenues”) falls below approximately $3.9 million, Infinite will transfer additional customer accounts to Partners (which will become part of the Sold Accounts) sufficient to bring the Combined Revenues back to approximately $4.9 million (or the equivalent in cash flow). All other terms of the Second Amended Make Whole Agreement were substantially the same as the terms of the Amended Make Whole Agreement as discussed above.

                •  an Amended and Restated Membership Interest Option Agreement (“Second Amended Option Agreement”) whereby we have the right for the two-year period through December 16, 2017 to buy 100% ownership (i.e., all of the membership interests) of Partners by payment of the combined purchase price of the Sold Accounts, the First Tranche of Additional Sold Accounts and the Second Tranche of Additional Sold Accounts plus $100,000 (“Purchase Price”), plus a premium, which premium increases on a pro-rata basis to 10% of the Purchase Price over the two year period, subject to a minimum premium of 5%. All other terms of the Second Amended Option Agreement were substantially the same as the terms of the Amended Option Agreement as discussed above.

                •  an Amended and Restated Management Services Agreement (“Second Amended MSA”) with a two year term expiring on December 16, 2017, unless and until terminated by mutual consent of the parties or pursuant to certain termination rights. The Second Amended MSA provides that the Partners’ return is guaranteed for the first six months regardless of whether we exercise our rights under the Second Amended Option Agreement or the Second Amended MSA is otherwise terminated. All other terms of the Second Amended MSA were substantially the same as the terms of the Amended MSA as discussed above.

                During September through December 16, 2016, subscriptions for approximately $650,000 were received by Partners and funded against an anticipated total of $1.5 million for our sale, which we expect will be effective on or about December 31, 2016, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Third Tranche of Additional Sold Accounts”) to Partners, will represent historical annual revenues of approximately $1.9 million, and will be sold under the same existing terms as the accounts sold in February 2015, December 2015 and June 2016.

                We are responsible for legal, consulting, finders and other fees related to the initial closing of the above transactions, as well as ongoing fees to administer these transactions, including (i) the third-party accounting firm as discussed above, (ii) certain compensation and expense payments to the general partner and (iii) certain other financial transaction expenses. These expenses are included as part of non-operating expenses (other (expense) income, net) and were approximately $115,000 and none for the years ended September 30, 2015 and 2014, respectively. These expenses were approximately $211,000 for the nine months ended June 30, 2016.

                In December 2015 we recorded the issuance to Jeffrey Miller of 200,000 unregistered common shares for professional management services rendered in connection with Partners, such shares having a fair value of approximately $38,000 and are being recognized as part of the above non-operating expenses over a service period of twelve months starting December 16, 2015.

Review, approval or ratification of transactions with related persons

                Prior to us entering into any related person transaction, our Board of Directors reviews the terms of the proposed transaction to ensure that they are fair and reasonable, on market terms and on an arms-length basis. Legal or other counsel is consulted as appropriate.

                If a related party transaction involves compensation or is otherwise related to an employment relationship with us, the related party transaction will be reviewed by the Compensation Committee. Related party transactions are reported to the Audit Committee for their review and approval of the related disclosure.

                With respect to transactions in which a director or executive officer or immediate family member may have a direct or indirect material interest, only disinterested members of the Board of Directors, the Compensation Committee and/or the Audit Committee may vote on whether to approve the transaction.

MARKET INFORMATION FOR COMPANY; DIVIDENDS

                Our common stock is listed for trading on OTC Markets' OTC Pink marketplace ("OTCP"), under the symbol "ONSM."  Effective January 29, 2015, OTC Markets notified us that because we were not current in our reporting obligations with the SEC at that time that they had determined that we did not comply with the OTC Markets' OTCQB marketplace ("OTCQB") eligibility standards as required within 120 days after our fiscal year end date and accordingly the listing of our common stock was moved from OTCQB to OTCP.

                The following table sets forth the high and low closing sale prices for our common stock as reported on OTCQB or OTCP, as applicable, for the period from October 1, 2015 through November 22, 2016. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions or may represent transactions involving a small number of shares.

	High	Low
FISCAL YEAR 2014
First Quarter	$0.30	$0.17
Second Quarter	$0.30	$0.18
Third Quarter	$0.24	$0.18
Fourth Quarter	$0.22	$0.16

FISCAL YEAR 2015
First Quarter	$0.21	$0.15
Second Quarter	$0.21	$0.13
Third Quarter	$0.21	$0.13
Fourth Quarter	$0.23	$0.14

FISCAL YEAR 2016
First Quarter	$0.21	$0.13
Second Quarter	$0.19	$0.10
Third Quarter	$0.25	$0.10
Fourth Quarter	$0.20	$0.11

FISCAL YEAR 2017
First Quarter (to November 22, 2016)	$0.19	$0.17

                As of November 22, 2016 we believe that there were approximately 3,200 shareholders, of which 550 were shareholders of record, of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently expect to retain future earnings, if any, to finance the growth and development of our business. As of November 22, 2016, there are no preferred shares outstanding.

On March 5 and 6, 2015, we received aggregate gross cash proceeds of $1.0 million for our sale, effective February 28, 2015, of a defined subset of Infinite Conferencing’s (“Infinite”) audio conferencing customers (and the related future business to those customers) (“Sold Accounts”) to Infinite Conferencing Partners LLC, a Florida limited liability company (“Partners”), which represented historical annual revenues of approximately $1.35 million. On December 16 and 18, 2015, we received aggregate gross proceeds of approximately $2.1 million for our sale, effective December 16, 2015, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“First Tranche of Additional Sold Accounts”) to Partners, which represented historical annual revenues of approximately $2.7 million. During March through June 2016, we received gross proceeds of approximately $0.8 million for our sale, effective June 30, 2016, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Second Tranche of Additional Sold Accounts”) to Partners, which represented historical annual revenues of approximately $1.0 million, and were sold under the same terms as the accounts sold in December 2015. During September through December 16,  2016, subscriptions for approximately $650,000 were received by Partners and funded against an anticipated total of  $1.5 million for our sale, which we expect will be effective on or about December 31, 2016, of a defined subset of Infinite’s audio conferencing customers (and the related future business to those customers) (“Third Tranche of Additional Sold Accounts”) to Partners, will represent historical annual revenues of approximately $1.9 million, and will be sold under the same terms now existing for the accounts sold in February 2015, December 2015 and June 2016. In connection with the February 28, 2015 sale, Infinite and Partners entered into a Management Services Agreement (“MSA”) that provided for Infinite to continue to invoice the Sold Accounts but the payments when received from those Sold Accounts are deposited in a segregated Partners owned bank account. Partners returns those customer proceeds to Infinite on a weekly basis in the form of a Management Fee, after deducting a certain amount representing (i) Partners’ guaranteed return (which was 40% of the Purchase Price per annum with the first six months guaranteed regardless of whether we exercise our repurchase rights as set forth in a related option agreement or the MSA is otherwise terminated) and (ii) accounting fees payable to a third-party accounting firm. Infinite continues to service the Sold Accounts, incurring and absorbing all related costs of doing so – i.e., Partners has no operating responsibilities and no operating costs related to the sold accounts other than to pay the Management Fee to Infinite. As part of the December 16, 2015 sale of additional Infinite customer accounts, the MSA was amended to reduce the Partners’ guaranteed return percentage to 30% per annum, with the first six months guaranteed regardless of whether we exercise our repurchase rights as set forth in a related amended option agreement or the amended MSA is otherwise terminated. As a result of our determination that Partners is a Variable Interest Entity (VIE) requiring consolidation in our financial statements, (i) the gross proceeds from these transactions are reflected as an increase in our equity (noncontrolling owners’ interest in VIE), (ii) the gross revenues from the Sold Accounts are included in our consolidated revenues and (iii) the payment of the Partners’ guaranteed return percentage, which is deducted from these gross revenues, is reflected as a decrease in our equity (distributions to owners of VIE).

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS

Shareholders who have the same mailing address and last name may have received a notice that your household will receive only one Proxy Statement. This practice, commonly referred to as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice, from us or from your bank, broker or other registered holder, that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A number of banks, brokers and other registered holders with account holders who are our shareholders household our proxy materials. If you hold your shares in street name, and no longer wish to participate in householding and would prefer to receive a separate Proxy Statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify your bank, broker or other registered holder. If you are a holder of record, and no longer wish to participate in householding and would prefer to receive a separate Proxy Statement in the future, or currently receive multiple copies of the proxy materials and would like to request householding, please notify us in writing at Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, FL  33069, attention Secretary. Any shareholder residing at a shared address to which a single copy of the proxy materials was delivered who wishes to receive a separate copy of our Proxy Statement may obtain a copy by written request addressed to Attn: Secretary, Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, FL  33069.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Stock Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act.  We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse/Forward Stock Split. The Schedule 13E-3 contains additional information about us.  Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours, and may be inspected and copied, or obtained by mail, by written request directed to Attn: Secretary, Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, FL  33069.

We file special, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.  The reports and other information that we file with the SEC are also available in the “SEC Filings” section of our corporate website at www.onstreammedia.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

DOCUMENTS INCORPORATED BY REFERENCE

Statements contained in this Proxy Statement, or in any document incorporated by reference in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.  The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC.  They contain important information about us and our financial condition.

•	Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2016.
•	Our annual report on Form 10-K for the year ended September 30, 2015.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Special Meeting.  We will amend the Rule 13e-3 Transaction Statement on Schedule 13E-3 to include any such updated information.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of Proxy Statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to the attention of our Corporate Secretary at Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, FL  33069, by calling our Corporate Secretary at (954) 917-6655, or from the SEC through the SEC’s website at the address provided above.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

APPENDIX A

FORM OF AGREEMENT AND PLAN OF MERGER

BETWEEN

ONSTREAM MEDIA CORPORATION,
A FLORIDA CORPORATION

AND

ONSTREAM MEDIA CORPORATION,
A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of                     , 2017 is made by and between Onstream Media Corporation, a Florida corporation (the “Company”), and Onstream Media Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Newco”).

In consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the General Corporation Law of Delaware (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”), the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

ARTICLE I
TERMS AND CONDITIONS OF MERGER; EFFECTIVE TIME

1.1.    Terms and Conditions of Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Newco whereupon the separate existence of the Company shall cease (the “Reincorporation Merger”). Newco shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the DGCL and in the FBCA and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

1.2.    Effective Time.  The date and hour on which the Reincorporation Merger occurs and becomes effective is hereinafter referred to as the “Effective Time.” The Reincorporation Merger shall be effective upon the filing of the Certificate of Merger of Newco with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL and the simultaneous filing of the Articles of Merger of the Surviving Corporation with the Department of State of the State of Florida pursuant to Section 607.1109 of the FBCA, which shall take place as soon as practicable following the approval and/or adoption, as applicable, of this Agreement by the stockholder and directors of Newco and the requisite stockholders and the directors of the Company and compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended.

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1.    The Certificate of Incorporation.     The certificate of incorporation of Newco in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2.    The Bylaws.     The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.    Officers.     The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2.    Directors.     The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV
STOCK AND STOCK CERTIFICATES

4.1.    Effect of Reincorporation Merger on Common Stock.     At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Newco or the stockholders of the Company:

        (a)   Each share of common stock of the Company (the “Company Common Stock”) outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock of Newco (the “Newco Common Stock”), and all Company Common Stock shall be automatically cancelled and retired and shall cease to exist.

        (b)   Each option, warrant or other right to receive or obtain shares of common stock of the Company issued and outstanding immediately prior to the Effective Time shall be automatically (i) converted into an identical security of Newco (including, without limitation, the same exercise price, vesting conditions and expiration date) and (ii) immediately following the Effective Time, shall represent the right to acquire the number of shares of Newco Common Stock that is equal to the number of shares of Company Common Stock acquirable upon the exercise of such option, warrant or other right immediately prior to the Effective Time. The same number of shares of Newco Common Stock shall be reserved for purposes of the exercise of such options, warrants or other rights as is equal to the number of shares of the common stock of the Company so reserved immediately prior to the Effective Time.

        (c)   Each share of Newco Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

        (d)   Holders of Newco who, except for the applicability of Section 607.1104 of the FBCA, would be entitled to vote on the Reincorporation Merger and who dissent from the Reincorporation Merger pursuant to Section 607.1321 of the FBCA, may be entitled, if they comply with the provisions of the FBCA regarding appraisal rights, to be paid the fair value of their shares of Company Common Stock.

4.2.    Certificates.     At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of common stock, options, warrants, or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the respective Newco Common Stock, options, warrants, or other securities, as the case may be, into which the shares of common stock, options, warrants or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Newco Common Stock, options, warrants, or other securities of Newco, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITIONS

5.1.    Stockholder Approval of Reincorporation Merger.     The respective obligations of each party hereto to effect the Reincorporation Merger are subject to the receipt by the Company of approval of the requisite holders of its shares required to approve this Agreement and the transactions contemplated hereby pursuant to Section 607.1104 of the FBCA.

5.2    Dissenters’ Rights.     The obligations of the Company to effect the Reincorporation Merger are subject to there being holders of shares of Company Common Stock holding no more than a de minimis amount of the outstanding Company Common Stock, as determined by the Board of Directors of the Company in its sole discretion, who exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Common Stock by virtue of the Reincorporation.

ARTICLE VI
TERMINATION

6.1.    Termination.     This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, if the Board of Directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Newco, or any of their respective stockholders, directors or officers.

ARTICLE VII
MISCELLANEOUS AND GENERAL

7.1.    Modification or Amendment.     Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the requisite stockholders of the Company shall not (i) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Company Common Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Company or the holders of Company Common Stock.

7.2.    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3.    Governing Law.     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

7.4.    Entire Agreement.     This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5.    No Third Party Beneficiaries.     This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7.    Headings.     The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ONSTREAM MEDIA CORPORATION,	ONSTREAM MEDIA CORPORATION,
A FLORIDA CORPORATION	A DELAWARE CORPORATION

By:	By:
Name:	Name:
Title:	Title:

APPENDIX B

CERTIFICATE OF INCORPORATION

OF

ONSTREAM MEDIA CORPORATION

The undersigned, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware hereby certifies that:

First: The name of the corporation is Onstream Media Corporation (hereinafter referred to as the “Corporation”).

Second: The address of the registered office of the Corporation in the state of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware  19904. The name of the registered agent of the Corporation at that address is National Registered Agents, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

Fourth: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), consisting of fifty million (50,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and five million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called special meeting of stockholders of the Corporation or by written consent in lieu of a meeting pursuant to the provisions of Section 228 of the DGCL.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. A Special meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

Sixth: A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

B. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board of Directors (and not by stockholders), and any director so chosen shall serve for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

Seventh: The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation, subject to any restriction that may be set forth in this Certificate of Incorporation (including any certificate of designation that may be filed from time to time); provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

Eighth: A. To the fullest extent permitted by applicable law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection or increase the liability of a director of the Corporation existing at the time of such repeal or modification.

Ninth: Except as otherwise set forth herein, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

Tenth: The incorporator is Eric Jacobs, whose mailing address is c/o 1291 SW 29th Avenue, Pompano Beach, FL  33069.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this _____ day of _______, 2016.

/s/ Eric Jacobs
Eric Jacobs,
Incorporator

APPENDIX C

BYLAWS

OF

ONSTREAM MEDIA CORPORATION

Article I
MEETINGS OF STOCKHOLDERS

Section 1.1 Special Meeting.

(a)

A Special meeting of the stockholders, for the purpose of the election of directors to succeed those whose terms may expire in such year and for the transaction of such other business as may properly come before the meeting, shall be held at such place within or without the State of Delaware or solely by means of remote communication pursuant to Section 211(a)(2) of the Delaware General Corporation Law, on such date, and at such time as may be designated by the Board of Directors each year.

Section 1.2 Special Meetings.

(a)

Special meetings of the stockholders for any purpose, other than those required by statute, may be called at any time only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting. Special meetings of the stockholders may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting. A special meeting of stockholders shall be held at such place within or without the State of Delaware or solely by means of remove communication pursuant to Section 211(a)(2) of the Delaware General Corporation Law, on such date, and at such time as designated in the notice of such special meeting.

(b)

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. The notice of such special meeting shall include the purpose for which the meeting is called. If a special meeting of stockholders has been called for the purpose of the election of directors, nominations of persons for election to the Board of Directors may be made at such special meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of record who, at the time of giving of notice provided for in this paragraph, shall be entitled to vote at the meeting, who delivers a written notice to the Secretary setting forth the information set forth in Section 1.1(d)(i) and 1.1(d)(iii) of this Article I and who provides to the Secretary of the Corporation any updates as supplements to such notice at the times and in the forms specified in Section 1.1(d)(iv). Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such stockholder of record’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Article I.

Section 1.3 Notice of Meetings.

(a)

Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

(b)

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.4 Quorum.

At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date, or time without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. A holder of stock shall be treated as being present at a meeting if the holder of such stock is (i) present in person at the meeting or (ii) represented at the meeting by a valid proxy executed in writing (or in such other manner permitted by the General Corporation Law of Delaware) by the stockholder, or by such person’s duly authorized attorney in fact.

Section 1.5 Presiding Officers of the Meeting.

The Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the Board of Directors, or if there are not remaining directors serving, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, at such meeting shall call to order any meeting of the stockholders and act as chair of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

Section 1.6 Conduct of Business.

The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the matters to be voted upon by the stockholders, the manner of voting and the conduct of discussion as seem to him or her in order. The chair shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors or the chair of the meeting after the closing of the polls unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.7 Proxies and Voting.

(a)

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by an electronic transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or electronic transmission authorized pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c)

When a quorum is present at a meeting, all elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively. In determining the number of votes cast, shares abstaining from voting or not voted on a matter (including elections) will not be treated as votes cast. The provisions of this Section 1.7(c) will govern with respect to all votes of stockholders except as otherwise provided for in these bylaws or in the certificate of incorporation or by some specific statutory provision, regulation or rule superseding the provisions contained in these bylaws or the certificate of incorporation.

Section 1.8 Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.9 Action by Written Consent Without A Meeting.

Unless otherwise provided in the certificate of incorporation, any action required by this Article I to be taken at any Special or special meeting of stockholders of a corporation, or any action that may be taken at any Special or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  If the action which is consented to is such as would have required the filing of a certificate under any section of the Delaware General Corporation Law if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the Delaware General Corporation Law.

Article II
BOARD OF DIRECTORS

Section 2.1 Number, Election and Term of Directors.

Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes with the term of office of the first class to expire at the Corporation’s first Special meeting of stockholders, the term of office of the second class to expire at the Corporation’s second Special meeting of stockholders and the term of office of the third class to expire at the Corporation’s third Special meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each Special meeting of stockholders, commencing with the first Special meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding Special meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 2.2 Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, whether or not such directors number less than a quorum (and not by stockholders), and directors so chosen shall serve for the remainder of the full term of the director for which the vacancy was created or occurred or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings.

Regular meetings of the Board of Directors shall be held without notice at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors. A notice of each regular meeting shall not be required.

Section 2.4 Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Whole Board and shall be held at such place, on such date, and at such time as they, or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mail or personal delivery or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.5 Quorum.

At any meeting of the Board of Directors, a majority of the Whole Board, by telephone or by other electronic communications, shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.6 Participation in Meetings by Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can speak and hear each other and such participation shall constitute presence in person at such meeting.

Section 2.7 Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Chairman of the Board, or in his or her absence, such chair of the meeting as the members of the Board of Directors present may elect, and such other business may thereafter be transacted in such order and manner as the Board of Directors may from time to time determine by vote of the majority of directors present, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8 Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation, the Board of Directors or a duly authorized committee thereof shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

Article III
COMMITTEES

Section 3.1 Committees of the Board of Directors.

In addition to the standing committees described below, the Board of Directors may from time to time designate additional committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect the director or directors to serve as the member or members of each such committee, designating the chair of each such committee and, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of each such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.2 Regular Meetings.

Regular meetings of standing committees of the Board of Directors shall be held without notice at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors or such committee. A notice of each regular meeting shall not be required.

Section 3.3 Special Meetings.

Special meetings of committees of the Board of Directors may be called by the chair of such committee, the Board of Directors or, if requested in writing by two members of such committee, by the Secretary and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mail or personal delivery or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.4 Quorum.

At any meeting of a committee of the Board of Directors, a majority of the members of such committee then in office present in person, by telephone or by other electronic communications shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 3.5 Conduct of Business.

At any meeting of a committee of the Board of Directors, business shall be transacted in such order and manner as the chair of such committee, or in his or her absence, such chair of the meeting as the members of such committee present may elect, and such other business may thereafter be transacted in such order and manner as such committee may from time to time determine by vote of the majority of members present, and all matters shall be determined by the vote of a majority of the members present, except as otherwise provided herein or required by law. Action may be taken by a committee of the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of such committee of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV
OFFICERS

Section 4.1 Generally.

The officers of the Corporation may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer and may include the Chairman of the Board and such other officers as may from time to time be appointed by the Board of Directors or by a duly authorized committee thereof. Officers shall be appointed by the Board of Directors, which shall consider that subject at its first meeting after every Special meeting of stockholders. Each officer shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors or by a duly authorized committee thereof shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors.

Section 4.2 Chief Executive Officer.

Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts, bonds, mortgages and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, subject in all cases to the orders and resolutions of the Board of Directors.

 Section 4.3 President.

The President shall be the chief operating and administrative officer of the Corporation. He or she shall have general responsibility for the management and control of the operations and administration of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of president or which are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors and the Chief Executive Officer, the President shall have power to sign all stock certificates, contracts, bonds, mortgages and other instruments of the Corporation and shall have general supervision and direction of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation, subject in all cases to the orders and resolutions of the Board of Directors and to the direction of the Chief Executive Officer.

Section 4.4 Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.5 Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.6 Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.7 Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.8 Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 4.9 Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article V
STOCK

Section 5.1 Certificates of Stock; Uncertificated Shares.

The shares of stock at the Corporation shall be represented by certificates, provided that the Board may provide, by resolution, that some or all classes or series of its stock may be uncertificated shares. Each holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer or the President, and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nonetheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.2 Transfer of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 5.4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 5.3 Record Date.

(a)

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

(b)

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.4 Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.5 Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Article VI
NOTICES

Section 6.1 Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 6.2 Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.

Article VII
MISCELLANEOUS

Section 7.1 Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 7.2 Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.3 Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.4 Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.5 Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Article VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1 Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person for whom he or she is a representative) is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 8.3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 8.2 Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 8.1 of this Article VIII, the Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorney’s fees) incurred by an indemnitee in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit.

If a claim under Section 8.1 or 8.2 of this Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors, or otherwise.

Section 8.5 Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

 Section 8.6 Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors or a duly authorized committee thereof, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 8.7 Nature of Rights.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such an amendment or repeal.

Article IX
AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Bylaws or any preferred stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.

Appendix D

Florida Business Corporation Act
Title XXXVI. Business Organizations (Chapters 606-623)
Chapter 607. Corporations
XIII. Dissenters' Rights

• 607.1301. Appraisal rights; definitions

        The following definitions apply to ss. 607.1302-607.1333:

        (1)   "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

        (2)   "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

        (3)   "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

        (4)   "Fair value" means the value of the corporation's shares determined:

        (a)   Immediately before the effectuation of the corporate action to which the shareholder objects.

        (b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

        (c)   For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

        (5)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

        (6)   "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

        (8)   "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

        (9)   "Shareholder" means both a record shareholder and a beneficial shareholder.

CREDIT(S)

Laws 1989, c. 89-154, § 118. Amended by Laws 2003, c. 2003-283, § 21, eff. Oct. 1, 2003; Laws 2005, c. 2005-267, § 2, eff. June 20, 2005.

• 607.1302. Right of shareholders to appraisal

        (1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

        (a)   Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

        (b)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

        (c)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

        (d)   An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

        (e)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

        (f)    With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

        1.     Altering or abolishing any preemptive rights attached to any of his or her shares;

        2.     Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

        3.     Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

        4.     Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

        5.     Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

        6.     Reducing the stated dividend preference of any of the shareholder's preferred shares; or

        7.     Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

        (2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

        (a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

        1.     Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

        2.     Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

        (b)   The applicability of paragraph (a) shall be determined as of:

        1.     The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

        2.     If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

        (c)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

        (d)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

        1.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.       Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

        b.     Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

        2.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

        a.     Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

        b.     Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

        c.     In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

        (e)   For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

        (3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

        (4)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)     Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

        (b)   Was procured as a result of fraud or material misrepresentation.

CREDIT(S)

Laws 1989, c. 89-154, § 119. Amended by Laws 1994, c. 94-327, § 5, eff. June 2, 1994; Laws 1997, c. 97-102, § 31, eff. July 1, 1997; Laws 2003, c. 2003-283, § 22, eff. Oct. 1, 2003; Laws 2004, c. 2004-378, § 1, eff. June 24, 2004; Laws 2005, c. 2005-267, § 3, eff. Jan. 1, 2006.

• 607.1303. Assertion of rights by nominees and beneficial owners

        (1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        (2)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

        (a)   Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

        (b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 23, eff. Oct. 1, 2003.

• 607.1320. Notice of appraisal rights

        (1)   If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        (2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

        (3)   If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

CREDIT(S)

Laws 1989, c. 89-154, § 120. Amended by Laws 1993, c. 93-281, § 35, eff. May 15, 1993; Laws 1997, c. 97-102, § 32, eff. July 1, 1997; Laws 2003, c. 2003-283, § 24, eff. Oct. 1, 2003.

• 607.1321. Notice of intent to demand payment

        (1)   If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

        (a)   Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

        (b)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 25, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-378, § 7, eff. June 24, 2004.

• 607.1322. Appraisal notice and form

        (1)   If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        (2)   The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

        (a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

        1.     The shareholder's name and address.

        2.     The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

        3.     That the shareholder did not vote for the transaction.

        4.     Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

        5.     If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b)     State:

        1.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

        2.     A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

        3.     The corporation's estimate of the fair value of the shares.

        4.     An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

        5.     That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

        6.     The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

        (c)   Be accompanied by:

        1.     Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

        2.     A copy of ss. 607.1301-607.1333.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 26, eff. Oct. 1, 2003.

• 607.1323. Perfection of rights; right to withdraw

        (1)   A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

        (2)   A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        (3)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 27, eff. Oct. 1, 2003.

• 607.1324. Shareholder's acceptance of corporation's offer

        (1)   If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

        (2)   Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 28, eff. Oct. 1, 2003.

• 607.1326. Procedure if shareholder is dissatisfied with offer

        (1)   A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

        (2)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 29, eff. Oct. 1, 2003.

• 607.1330. Court action

        (1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

        (2)   The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        (3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        (5)   Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

        (6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

CREDIT(S)

Added by Laws 2004, c. 2004-378, § 2, eff. June 24, 2004.

• 607.1331. Court costs and counsel fees

        (1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

        (b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        (4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 30, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-5, § 98, eff. June 29, 2004.

• 607.1332. Disposition of acquired shares

        Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 31, eff. Oct. 1, 2003.

• 607.1333. Limitation on corporate payment

        (1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

        (a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

        (b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

        (2)   The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

CREDIT(S)

Added by Laws 2003, c. 2003-283, § 32, eff. Oct. 1, 2003.

APPENDIX E

FORM OF

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

ONSTREAM MEDIA CORPORATION

It is hereby certified that:

1.             The name of the Corporation (herein called the “Corporation”) is Onstream Media Corporation

2.             The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in    lieu of said Article the following new Article:

                “FOURTH:          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five thousand five hundred (5,500) shares, comprised of five thousand (5,000) shares of Common Stock, par value $0.0001 per share, and five hundred (500) shares of Preferred Stock, par value $0.001 per share.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each ten thousand (10,000) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common stock, par value $0.0001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to $0.20 per share plus a Contingent Right as described in the Company’s Proxy Statement dated __________________, 2016.  The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

3.           The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.  The total number of outstanding shares entitled to vote or consent to this Amendment was 23,786,563 shares of Common Stock.  A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment.  The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, Onstream Media Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of ______, 2017.

Randy S. Selman

Chairman, President & CEO

E-1

APPENDIX F

LETTERHEAD OF CASSEL SALPETER & CO., LLC

December 7, 2016

Onstream Media Corp.

91 SW 29th Avenue

Pompano Beach, FL 33069

Attention: Board of Directors

Members of the Board of Directors:

We understand that Onstream Media Corp.(the “Company”) intends to effect a 10,000-for-one reverse stock split (the “Transaction”) of its common stock, par value $0.0001 per share (“Common Stock”), pursuant to which each holder thereof will receive (i) for every 10,000 shares of Common Stock held, one share of Common Stock and (ii) in lieu of the fractional shares that such holder would otherwise have received in the Transaction for each remaining share of Common Stock,  an amount in cash equal to $0.20 per share (the “Cash Consideration”) and a contingent right (each, a “Contingent Right” and, together with the Cash Consideration, the “Consideration”) entitling the holder thereof to participate in the value, if any, realized from certain intellectual property originally acquired by the Company from Auction Video, Inc. and Auction Video Japan, Inc. in 2007 (the “Auction Video IP”).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors (the “Board”) of the Company as to whether, as of the date of this Opinion, the Consideration to be received by the Unaffiliated Shareholders in lieu of the fractional shares that such holders would otherwise have received in the Transaction is fair, from a financial point of view, to such holders.  For purposes of our analysis and this Opinion, we have, at your direction, (i) assumed that each Contingent Right will entitle the holder thereof to participate in the value, if any, realized from the Auction Video IP pro rata and on the same basis as though such holders had received, with respect thereto, 0.0001 of a share of Common Stock in the Transaction and (ii) evaluated the fairness of the Consideration to be received in lieu of fractional shares on the basis of a comparison of the Cash Consideration with the value reference ranges per share of Common Stock indicated by our financial analyses for the Company excluding the Auction Video IP.  In addition, for purposes of this Opinion, the term “Unaffiliated Shareholders” refers to those holders of Common Stock other than such holders that will continue to hold, or the affiliates of which will continue to hold, Common Stock immediately following the Transaction.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

  Reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant.

Board of Directors

Onstream Media Corp.

December 7, 2016

  Reviewed certain other information and data with respect to the Company made available to us by the Company, including financial projections with respect to the financial performance of the Company, excluding the Auction Video IP, for the fiscal years ending September 30, 2016 through September 30, 2020, prepared by management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of the Company.
  Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.
  Considered the publicly available financial terms of certain transactions that we deemed relevant.
  Discussed the business, operations, and prospects of the Company with the Company’s management and certain of the Company’s representatives.
  Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders in lieu of the fractional shares that such holders would otherwise have received in the Transaction is fair, from a financial point of view, to such holders and does not address any other terms, aspects, or implications of the Transaction, including, without limitation, any term or aspect of the Transaction that is not susceptible to financial analyses, the fairness of the Transaction or all or any portion of the Consideration to any other security holders of the Company, or any other person or any creditors or other constituencies of the Company, or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration in the Transaction, or otherwise.  We are not expressing any opinion as to what the value of shares of Common Stock or Contingent Rights actually will be when issued to the holders of Common Stock in the Transaction or the prices at which shares of Common Stock or Contingent Rights may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction.  The financial and other terms of the Transaction were determined by the Board and were not determined by or pursuant to any recommendation from us.  In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  We also have relied upon, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development and marketing of such technology, products and services; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion.  We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, the Transaction, or otherwise.  We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

You have advised us and we have assumed that (i) the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, excluding the Auction Video IP, and (ii) the Projections provide a reasonable basis upon which to analyze and evaluate the Company, excluding the Auction Video IP, and form an opinion.  We express no view with respect to the Projections or the assumptions on which they are based.

Board of Directors

Onstream Media Corp.

December 7, 2016

We have not evaluated the solvency or creditworthiness of the Company or any other party to the Transaction or whether the Company or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company or any other party to the Transaction to pay its obligations when they come due.  We have not physically inspected the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities).  We have not attempted to confirm whether the Company has good title to its assets.  Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the Company or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company or the Transaction.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof.  Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Transaction.  This Opinion may not be used for any other purpose without our prior written consent.  This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise.  This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Transaction, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for acting as financial advisor to the Board in connection with the Transaction and rendering this Opinion, no portion of which is contingent upon the completion of the Transaction.  In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion.  In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Consideration to be received by the Unaffiliated Shareholders in lieu of the fractional shares that such holders would otherwise have received in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

FORM OF PROXY

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

REVOCABLE PROXY

ONSTREAM MEDIA CORPORATION

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY ___, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Onstream Media Corporation, a Florida corporation (the “Company”), hereby appoints Randy S. Selman and Eric Jacobs, each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Special Meeting of Shareholders to be held on January __, 2017, at 10:00 a.m., local time, at the offices of the Company at 1291 SW 29th Avenue, Pompano Beach, FL 33069, and at any postponement, adjournment or adjournments or continuations thereof, and in connection therewith to vote and represent all of the shares of common stock of the Company which the undersigned would be entitled to vote.

Each of the above named proxies at said meeting, either in person or by substitute, shall have and exercise all of the power said hereunder.  The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting.

If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote “FOR” proposals 1, 2 and 3.

LEFT BLANK INTENTIONALLY

1

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

1.  To approve the Agreement and Plan of Merger (the “Plan of Merger”) between the Company and its wholly owned Delaware subsidiary, Onstream Media Corporation (“Onstream Delaware”) for the sole purpose of changing the Company’s state of domicile, including the approval of the Certificate of Incorporation of Onstream Media Corporation.

2.  To approve, subject to final action by the Board of Directors, an amendment to our Certificate of Incorporation, whereby the Company will effect a 1 for 10,000 reverse stock split (the “Reverse Stock Split”) such that (i) each 10,000 shares of common stock held by a shareholder immediately before the Reverse Stock Split will be cancelled and replaced by one share of common stock and (ii) shareholders owning of record fewer than 10,000 shares of common stock immediately before the Reverse Stock Split, other than the shares cancelled per item (i), will have such shares cancelled and will receive the right to receive $0.20 plus a Contingent Right for each such share of common stock held immediately prior to the Reverse Stock Split.

For	Against	Abstain	For	Against	Abstain
☐	☐	☐	☐	☐	☐

3. Such other business as may properly come before the Special Meeting.

 THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Print Name:	Date	Signature (Joint Owners) Print Name:	Date

2